FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-226082-03

The issuer has filed a registration statement (including a prospectus) with the SEC (registration statement file no. 333-226082) for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-471-2526 or you e-mail a request to prospectus-ny@gs.com.  The securities may not be suitable for all investors. Goldman Sachs & Co. LLC and the other underwriters and their respective affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.

This material is for your information, and neither Goldman Sachs & Co. LLC nor the other underwriters are soliciting any action based upon it. This material is not to be construed as an offer to sell or the solicitation of any offer to buy any security in any jurisdiction where such an offer or solicitation would be illegal.

The information contained herein will be superseded by similar information delivered to you prior to the time of sale. The information should be reviewed only in conjunction with the entire Preliminary Prospectus relating to the GS Mortgage Securities Trust 2019-GC40, Commercial Mortgage Pass-Through Certificates, Series 2019-GC40 (the “Offering Document”). All of the information contained herein is subject to the same limitations and qualifications contained in the Offering Document. Prior to making any investment decision, prospective investors are strongly urged to read the Offering Document in its entirety.

DESCRIPTION OF THE DIAMONDBACK INDUSTRIAL PORTFOLIO 2 WHOLE LOAN AND THE
DIAMONDBACK INDUSTRIAL PORTFOLIO 1 WHOLE LOAN

The following is a summary of the principal provisions of (A) a first mortgage loan in the amount of $130,250,000 (the “Diamondback Industrial Portfolio 1 Whole Loan”) from Deutsche Bank AG, New York Branch (“Lender”) to VEREIT/OW PHILADELPHIA PA, LLC, VEREIT/OW WEST COLUMBIA SC, LLC and VEREIT/OW MENOMONEE FALLS WI, LLC (collectively, “Pool 1 Borrower”), made pursuant to that certain Loan Agreement dated as of May 30, 2019 between Lender and Pool 1 Borrower (the “Diamondback Industrial Portfolio 1 Whole Loan Agreement”) and (B) a first mortgage loan in the amount of $139,000,000 (the “Diamondback Industrial Portfolio 2 Whole Loan”; and together with that certain Diamondback Industrial Portfolio 1 Whole Loan, collectively, the “Diamondback Industrial Portfolio Whole Loans” and each, a “Diamondback Industrial Portfolio Whole Loan”) from Lender to VEREIT/OW Breinigsville PA, LLC, VEREIT/OW CHARLESTON TN, LLC and VEREIT/OW WINCHESTER VA, LLC (collectively, “Pool 2 Borrower”; and together with Pool 1 Borrower, collectively, the “Diamondback Borrower”), made pursuant to that certain Loan Agreement dated as of May 30, 2019 between Lender and Pool 2 Borrower (the “Diamondback Industrial Portfolio 2 Whole Loan Agreement”; and together with the Diamondback Industrial Portfolio 1 Whole Loan Agreement, collectively, the “Diamondback Loan Agreement”), and the other documents executed by the Diamondback Borrower and other applicable parties in connection with the origination of the Diamondback Industrial Portfolio Whole Loans (collectively, the “Diamondback Loan Documents”). This summary does not purport to be complete and is qualified in its entirety by reference to the Diamondback Loan Documents. Terms used but not defined in this “Description of the Diamondback Industrial Portfolio 2 Whole Loan and the Diamondback Industrial Portfolio 1 Whole Loan” section or elsewhere in this offering circular have the meanings assigned to such terms in the applicable Diamondback Loan Agreement.

General

The Diamondback Industrial Portfolio Whole Loans were originated by DBNY, as lender, on May 30, 2019 (the “Diamondback Loan Origination Date”) and subsequently acquired by the Mortgage Loan Seller. On or prior to the Closing Date, the Mortgage Loan Seller will assign the Diamondback Mortgage Loans and the Trust Subordinate Companion Loans (including all interest that accrues on the Diamondback Mortgage Loan and the Trust Subordinate Companion Loan from and after the Cut-off Date) to the Depositor and the Depositor will subsequently assign the Diamondback Mortgage Loan and the Trust Subordinate Companion Loan to the Issuing Entity. As of the Cut-off Date, the outstanding principal balance of the Diamondback Industrial Portfolio 1 Whole Loan is expected to be $130,250,000 and as of the Cut-off Date, the outstanding principal balance of the Diamondback Industrial Portfolio 2 Whole Loan is expected to be $139,000,000 (collectively, the “Diamondback Loan Amount”).

Each Diamondback Industrial Portfolio Whole Loan is a five-year fixed-rate interest-only mortgage loan. The Diamondback Industrial Portfolio 1 Whole Loan is evidenced by four promissory notes and the Diamondback Industrial Portfolio 2 Whole Loan is evidenced by four promissory notes (each, a “Diamondback Note” and together, the “Diamondback Notes”), secured by certain real property (the “Diamondback Mortgaged Property”), the Diamondback Mortgage Loan and the Trust Subordinate Companion Loan.

The maturity date of each Diamondback Industrial Portfolio Whole Loan is the date on which the final payment of principal of the Diamondback Notes becomes due and payable in accordance with the terms of the Diamondback Loan Documents, whether in June 6, 2024 (the “Diamondback Stated Maturity Date”), by declaration of acceleration, extension or otherwise (the “Diamondback Maturity Date”).

The Diamondback Loan Documents require the Diamondback Borrower to pay interest on the applicable Diamondback Industrial Portfolio Whole Loan as described in “—Payments on the Diamondback Industrial Portfolio Whole Loans—Principal and Interest Payments” below.

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Security

The Diamondback Industrial Portfolio Whole Loans are secured by, among other things, the Diamondback Mortgaged Properties, any improvements erected or installed thereon and all personal property owned by the Diamondback Borrower and encumbered by the Diamondback Loan Documents, together with all rights pertaining to the Diamondback Mortgaged Properties and improvements, all revenue derived from the ownership and operation of the Diamondback Mortgaged Properties and all other collateral under the Diamondback Loan Documents.

Non-Recourse Provisions and Exceptions

The Diamondback Borrower is required to indemnify the Lender from and against any loss, damage, cost, expense, liability, claim or other obligation incurred by the Lender (including attorneys’ fees and costs reasonably incurred) arising out of or in connection with the following (the “Borrower’s Recourse Liabilities”:

(i)    fraud, willful misconduct, misrepresentation or failure to disclose a material fact by or on behalf of any (a) Diamondback Borrower, (b) Guarantor (if applicable), (c) VEREIT Real Estate, L.P. (“VEREIT Member”), or if VEREIT Member is no longer the “Administrative Member” under the JV Agreement or if Diamond TAI OW LLC or Emerald TAI OW LLC has acquired or is acquiring the interests of VEREIT Member under the JV Agreement in connection with a Buy/Sell Transfer (“Key Principal”), any affiliate of any Diamondback Borrower or Guarantor (if applicable) or Key Principal, or any of their respective agents or representatives in connection with the Diamondback Industrial Portfolio Whole Loan, including by reason of any claim under the Racketeer Influenced and Corrupt Organizations Act (RICO); provided, that, the failure by direct and indirect owners of Diamondback Borrower to make capital contributions to Diamondback Borrower to make any payments due under the Diamondback Industrial Portfolio Whole Loan will not be deemed to be an act of willful misconduct that cause a Borrower’s Recourse Liability pursuant to this clause (i);

(ii)    the breach of any representation, warranty, covenant or indemnification provision in the Environmental Indemnity Agreement or in any other Diamondback Loan Document concerning Environmental Laws, Hazardous Substances and/or asbestos and any indemnification of Lender with respect thereto in either document;

(iii)    wrongful removal or destruction of any portion of any Diamondback Mortgaged Property or damage to any Diamondback Mortgaged Property caused by willful misconduct or gross negligence of any Diamondback Borrower or Guarantor (if applicable) or Key Principal, or any of their respective agents or representatives;

(iv)    any physical waste of any of the Diamondback Mortgaged Properties by or on behalf of any Diamondback Borrower or Guarantor (if applicable) or Key Principal, or any of their respective agents or representatives;

(v)    the forfeiture by any Diamondback Borrower of any Diamondback Mortgaged Property, or any portion thereof, because of the conduct or purported conduct of criminal activity by any Diamondback Borrower, Guarantor (if applicable) or Key Principal or any of their respective agents or representatives in connection therewith;

(vi)    the misappropriation or conversion by or on behalf of any Diamondback Borrower of (A) any insurance proceeds paid by reason of any loss, damage or destruction to any Diamondback Mortgaged Property, (B) any Awards or other amounts received in connection with the condemnation of all or a portion of any Diamondback Mortgaged Property, or (C) any gross revenues (including rents, insurance proceeds, security deposits, advance deposits or any other deposits, Lease Termination Payments and Lease Sweep Lease Termination Payments) or (D) any other funds due under the Diamondback Loan Documents;

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(vii)    subject to cure periods set forth in the section in the Diamondback Loan Agreement relating to liens, failure to pay charges for labor or materials or other charges that arise out of work undertaken by or on behalf of any Diamondback Borrower at any Diamondback Mortgaged Property that can create liens on any portion of any Diamondback Mortgaged Property unless rents received during the period in question are insufficient to pay all of Diamondback Borrower’s current and/or past due liabilities (including such charges) with respect to the Diamondback Mortgaged Properties and such charges and liabilities were incurred by a Diamondback Borrower as permitted pursuant to the Diamondback Loan Documents or a budget (if such budget had been approved by Lender in writing);

(viii)    any security deposits, advance deposits or any other deposits collected with respect to any Diamondback Mortgaged Property which are not delivered to Lender in accordance with the provisions of the Diamondback Loan Documents;

(ix)    the failure to pay taxes or transfer taxes unless, if such unpaid taxes are real estate taxes (other than the clawback amount with respect to the Diamondback Industrial Portfolio 1 Whole Loan Agreement, which will in no event be paid with funds on deposit in the Tax Account), rents received during the tax period in question are insufficient to pay all of Diamondback Borrower’s current and/or past due liabilities (including such real estate taxes) with respect to the Diamondback Mortgaged Properties so long as Diamondback Borrower has provided Lender prior written notice of such insufficiency;

(x)    failure to obtain and maintain the fully paid for insurance policies in accordance with the section in the Diamondback Loan Agreement relating to insurance policies unless, and only to the extent an acceptable blanket policy is not in place at the Diamondback Mortgaged Properties, rents received during the period in question are insufficient to pay all of Diamondback Borrower's current and/or past due liabilities (including such insurance premiums) with respect to the Diamondback Mortgaged Properties so long as the Diamondback Borrower has provided Lender prior written notice of such insufficiency;

(xi)    Diamondback Borrower’s indemnification of Lender set forth in the securitization indemnification section in the Diamondback Loan Agreement;

(xii)    any cost or expense incurred by Lender in connection with the enforcement of its rights and remedies under the Diamondback Loan Agreement or any other Diamondback Loan Document;

(xiii)    if Guarantor (if applicable) (or any Person comprising guarantor), Key Principal (or any Person comprising Key Principal), any Diamondback Borrower or any affiliate of any of the foregoing, in connection with any enforcement action or exercise or assertion of any right or remedy by or on behalf of Lender under or in connection with the Note, any Mortgage or any other Diamondback Loan Document, seeks a defense, judicial intervention or injunctive or other equitable relief of any kind, or asserts in a pleading filed in connection with a judicial proceeding any defense against Lender or any right in connection with any security for the Diamondback Industrial Portfolio Whole Loan;

(xiv)    a breach of the covenants set forth in the section in the Diamondback Loan Agreement relating to the Diamondback Borrower’s special purpose bankruptcy remote entity status (other than those covenants set forth in certain clauses of the schedule attached to the Diamondback Loan Agreement relating to the definition of special purpose bankruptcy remote entity) that does not result in the substantive consolidation of the assets and liabilities of Diamondback Borrower with any other Person as a result of such breach;

(xv)    with respect to the Pool 2 Borrower, a breach of the covenants set forth in the sections regarding the IDB Lease and IDB Lease Purchase Option in the Diamondback Industrial Portfolio 2 Whole Loan Agreement; and/or

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(xvi)    any amendment or termination of any lease sweep lease by any Diamondback Borrower, other than in accordance with the Diamondback Loan Documents.

In addition, the Diamondback Industrial Portfolio Whole Loan will be fully recourse to Diamondback Borrower, in the event that any of the following occur (each, a “Springing Recourse Event”):

(i)    a breach of the special purpose entity covenants set forth under “—SPE Covenants” below (other than those covenants set forth in subparagraphs (f), (j) and (v) under “—SPE Covenants” below) that results in the substantive consolidation of the assets and liabilities of the Diamondback Borrower with any other Person as a result of such breach or any breach of paragraphs (a), (b), (d) or (n) under “—SPE Covenants” below;

(ii)    other than any Diamondback Permitted Encumbrances, any Diamondback Borrower fails to obtain the Lender’s prior consent to any subordinate financing secured by any Diamondback Mortgaged Property or other voluntary lien encumbering any Diamondback Mortgaged Property;

(iii)    any Diamondback Borrower fails to obtain the Lender’s prior consent to any transfer of any Diamondback Mortgaged Property or any interest therein or any transfer of any direct or indirect interest in any Diamondback Borrower, in either case as required by the Diamondback Loan Documents;

(iv)    any Diamondback Borrower files a voluntary petition under the federal bankruptcy code or any other federal or state bankruptcy or insolvency law;

(v)    any Diamondback Borrower is substantively consolidated with any other Person; unless such consolidation was expressly sought by Lender (as the holder of the Diamondback Industrial Portfolio Whole Loan) or was involuntary and not consented to by the Diamondback Borrower, Guarantor (if applicable) or Key Principal and is discharged, stayed or dismissed within 30 days following the occurrence of such consolidation;

(vi)    the filing of an involuntary petition against any Diamondback Borrower under the federal bankruptcy code or any other federal or state bankruptcy or insolvency law by any other Person in which the Diamondback Borrower colludes with or otherwise assists such Person, and/or the Diamondback Borrower solicits or causes to be solicited petitioning creditors for any involuntary petition against the Diamondback Borrower by any Person;

(vii)    any Diamondback Borrower files (unless such filing is done at the express written direction of Lender) an answer consenting to, or otherwise acquiescing in, or joining in, any involuntary petition filed against it by any other Person under the federal bankruptcy code or any other federal or state bankruptcy or insolvency law;

(viii)    any Diamondback Borrower or any Affiliate, officer, director or representative which controls the Diamondback Borrower consents to, or acquiesces in, or joins in, an application for the appointment of a custodian, receiver, trustee or examiner for such Diamondback Borrower or any portion of the Diamondback Mortgaged Property owned by such Diamondback Borrower; or

(ix)    any Diamondback Borrower makes an assignment for the benefit of creditors or admits, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due.

“Affiliate” means, as to any Person, any other Person that (i) owns directly or indirectly 20% or more of all equity interests in such Person, and/or (ii) is in Control of, is Controlled by or is under common ownership or Control with such Person, and/or (iii) is a director or officer of such Person or of an Affiliate of such Person, and/or (iv) is the spouse, issue or parent of such Person or of an Affiliate of such Person.

“Awards” means any compensation paid by any governmental authority in connection with a condemnation in respect to all or any part of any Mortgaged Property.

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“Control” means with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, through the ownership of voting securities, by contract, through the power to appoint and replace controlling and operational directors or otherwise, and the terms “Controlled”, “Controlling” and “Common Control” have correlative meanings.

“Guarantor” means any Approved Guarantor that guarantees any of Transferee Borrower’s (or any permitted successor or assign of a Transferee Borrower) obligations under any Diamondback Loan Documents.

“IDB Lease” means, solely with respect to the Diamondback Industrial Portfolio 2 Whole Loan Agreement, that certain lease dated as of December 15, 2010 by and among the Industrial Development Board of the County of Bradley, as landlord, and US Real Estate Limited Partnership, a predecessor-in-interest to the Charleston Borrower, as tenant, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms of the Diamondback Industrial Portfolio 2 Whole Loan Agreement.

“IDB Lease Purchase Option” means, solely with respect to the Diamondback Industrial Portfolio 2 Whole Loan Agreement, the right of the Charleston Borrower to simultaneously (i) cancel and terminate the IDB Lease and (ii) purchase that certain real property located at 225 Infinity Drive NW, Charleston, TN (the “Charleston Property”) for $1.00.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, estate, trust, unincorporated association, any other entity, any governmental authority and any fiduciary acting in such capacity on behalf of the foregoing.

“Transferee Borrower” means a new borrower to whom the Diamondback Borrower has the right to convey the entire Diamondback Mortgaged Properties.

Payments on the Diamondback Industrial Portfolio Whole Loans

The entire outstanding principal balance of the Diamondback Industrial Portfolio Whole Loans, together with all accrued and unpaid interest and all other amounts due under the Diamondback Loan Documents, will be due and payable by the applicable Diamondback Borrower on the Diamondback Maturity Date. Except in connection with a release of the Diamondback Mortgages or payment in connection with a casualty or condemnation, in each case provided under the Diamondback Loan Agreement, the Diamondback Borrower will not be required to make any scheduled payments of principal prior to the Diamondback Maturity Date.

Payments on the Diamondback Industrial Portfolio Whole Loan are required to be made on the 6th day of each calendar month occurring during the term of the Diamondback Loan Agreement, which term will expire upon repayment in full of the debt and full performance of each and every obligation to be performed by the Diamondback Borrower pursuant to the Diamondback Loan Documents (each, a “Diamondback Loan Payment Date”). The first Diamondback Loan Payment Date after the Closing Date will be August 6, 2019.

Principal and Interest Payments

On each Diamondback Loan Payment Date, the Diamondback Borrower is required to pay to the Lender interest on the outstanding principal balance accrued at a fixed rate of 3.565% per annum (the “Diamondback Industrial Portfolio Whole Loan Interest Rate”) during the applicable Diamondback Interest Accrual Period (the “Diamondback Monthly Interest Payment Amount”) (except that interest will be payable at the Diamondback Default Rate during the continuance of a Diamondback Loan Event of Default).

All payments of interest and principal in respect of the Diamondback Mortgage Loan and the Trust Subordinate Companion Loan will be applied as set forth in the Diamondback Co-Lender Agreement. See “Description of the Mortgage Pool—The Whole Loans—The Serviced AB Whole Loans—Diamondback

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Industrial Portfolio 2 Whole Loan” and “—Diamondback Industrial Portfolio 1 Whole Loan” in the Preliminary Prospectus.

Provided no Diamondback Loan Event of Default has occurred and is continuing, at any time after the date which is the earlier of: (A) two years after the “startup day,” within the meaning of Section 860G(a)(9) of the Code, of the final “real estate mortgage investment conduit,” established within the meaning of Section 860D of the Code, that holds any note that evidences all or any portion of the Diamondback Industrial Portfolio Whole Loan or (B) May 30, 2022 (the “Defeasance Lockout Expiration Date”), if the Diamondback Borrower has elected to defease the Diamondback Industrial Portfolio Whole Loan, the Diamondback Borrower will have the right to cause the release one or more of the Diamondback Mortgaged Properties from the lien of the mortgages and the other Diamondback Loan Documents upon the satisfaction of the related conditions set forth in the Diamondback Loan Agreement, including that: (i) not less than 60 days’ prior written notice is given to the Lender specifying a date (the “Release Date”), on which the Defeasance Collateral is to be delivered, occurring only on a Diamondback Loan Payment Date; (ii) all accrued and unpaid interest and all other sums due under the Diamondback Notes and under the other Diamondback Loan Documents up to the Release Date, are paid in full on or prior to the Release Date; and (iii) the Diamondback Borrower delivers to the Lender: (A) the Defeasance Collateral, each of which will be duly endorsed by the holder thereof as directed by the Lender or accompanied by a written instrument of transfer in form and substance wholly satisfactory to the Lender in order to create a first priority security interest therein in favor of the Lender in conformity with all applicable state and federal laws governing granting of such security interests; (B) a pledge and security agreement, in form and substance reasonably satisfactory to the Lender, creating a first priority security interest in favor of the Lender in the Defeasance Collateral (the “Defeasance Security Agreement”), which will provide, among other things, that any payments generated by the Defeasance Collateral will be paid directly to the Lender and applied by the Lender in satisfaction of all amounts then due and payable under the Diamondback Loan Agreement and any excess received by the Lender from the Defeasance Collateral over the amounts payable by the Diamondback Borrower under the Diamondback Loan Agreement or the Diamondback Notes will be refunded to the Diamondback Borrower promptly after each Diamondback Loan Payment Date; (C) a certificate of the Diamondback Borrower certifying that all of the requirements set forth in the Diamondback Loan Agreement in connection with the defeasance of the Diamondback Industrial Portfolio Whole Loan have been satisfied; (D) an opinion of counsel for the Diamondback Borrower in form and substance reasonably satisfactory to the Lender that is standard in form for commercial CMBS lending transactions similar in type and size to the Diamondback Industrial Portfolio Whole Loan, and which may be subject to customary qualifications, assumptions and exceptions, opining, among other things, that (1) the Lender has a perfected first priority security interest in the Defeasance Collateral and that the Defeasance Security Agreement is enforceable against the Diamondback Borrower in accordance with its terms; and (2) any REMIC trust formed pursuant to a securitization will fail to maintain its REMIC status as a result of such defeasance; (E) in the case of a partial defeasance, the defeasance amount will be equal to the applicable Release Amount and the execution and delivery by Diamondback Borrower of all necessary documents to amend and restate the Diamondback Notes and issue two (2) substitute notes: one having a principal balance equal to the defeased portion of the original Diamondback Notes and the other having a principal balance equal to the undefeased portion of the original Diamondback Notes, (F) at the Lender’s request, a rating agency confirmation; (G) a certificate from a firm of independent public accountants reasonably certifying that the Defeasance Collateral is sufficient to satisfy the requirements set forth under clause (iii)(A) above; and (H) such other certificates, documents or instruments as the Lender may reasonably require.

The Diamondback Borrower will have the right to prepay the entire principal balance of the Diamondback Notes and any other amounts outstanding under any of the Diamondback Loan Documents, without payment of the Prepayment Fee or any other prepayment premium, penalty or fee, on any business day on or after February 6, 2024 (the “Open Prepayment Date”).

So long as no Diamondback Loan Event of Default is continuing, if (A) Lender is not obligated, pursuant to the terms of Article 5 of each of the Diamondback Industrial Portfolio 1 Whole Loan Agreement and the Diamondback Industrial Portfolio 2 Whole Loan Agreement, to make Net Proceeds available to Diamondback Borrower for restoration, (B) such Net Proceeds are retained and applied by Lender toward the payment of the debt pursuant to the section in each of the Diamondback Industrial Portfolio 1 Whole

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Loan Agreement and the Diamondback Industrial Portfolio 2 Whole Loan Agreement relating to mandatory prepayments and (C) such application results in the repayment of at least thirty percent (30%) of the outstanding principal balance, then Diamondback Borrower may prepay the remaining debt in full without payment of any Prepayment Fee, Liquidated Damages Amount or any other prepayment premium, penalty or fee provided that (x) such prepayment is made within 180 days after Lender applies such Net Proceeds to the debt and (y) together with such prepayment, Diamondback Borrower pay to Lender all accrued and unpaid interest through the Repayment Date (provided that if the Repayment Date is not a Diamondback Monthly Payment Date, all interest accruing for the full interest period in which the Repayment Date falls), together with all other sums payable under the Diamondback Loan Documents.

Notwithstanding anything in the Diamondback Loan Agreement to the contrary, so long as no Diamondback Loan Event of Default is continuing, if (A) Lender is not obligated, pursuant to the terms of Article 5 of each of the Diamondback Industrial Portfolio 1 Whole Loan Agreement and the Diamondback Industrial Portfolio 2 Whole Loan Agreement, to make Net Proceeds available to the Diamondback Borrower for restoration, (B) Lender intends to retain and apply such Net Proceeds toward the payment of the debt pursuant to the section in each of the Diamondback Industrial Portfolio 1 Whole Loan Agreement and the Diamondback Industrial Portfolio 2 Whole Loan Agreement relating to mandatory prepayments and (C) such application would result in the repayment of at least 30% of the Allocated Loan Amount with respect to the Diamondback Mortgaged Property which was the source of the casualty or condemnation, if such amount is less than the Release Amount for the Diamondback Mortgaged Property which was the source of the casualty or condemnation, then (x) if such application occurs prior to the Defeasance Lockout Expiration Date, Diamondback Borrower will be permitted to release such Diamondback Mortgaged Property from the lien of the mortgage by prepaying the balance of the Release Amount for such Diamondback Mortgaged Property, without payment of any Prepayment Fee on the principal being prepaid, and all accrued and unpaid interest on such principal, and satisfying each of the conditions set forth in the section relating to the sale of a property in each of the Diamondback Industrial Portfolio 1 Whole Loan Agreement and the Diamondback Industrial Portfolio 2 Whole Loan Agreement, as applicable, (other than (i) the requirement that such release occurs after the Defeasance Lockout Expiration Date and (i) satisfaction of certain clauses in such section) and (y) if such application occurs after the Defeasance Lockout Expiration Date, Diamondback Borrower will be permitted to release such Diamondback Mortgaged Property from the lien of the mortgage and partially defease the Diamondback Industrial Portfolio Whole Loan in accordance with such section relating to the sale of a property (and Lender will apply such Net Proceeds toward the purchase of such Defeasance Collateral in lieu of applying such amount to the debt) and satisfy each of the conditions therein (other than satisfaction of certain clauses in such section).

“Allocated Loan Amount” means the following amounts:

(i)    With respect to the Diamondback Industrial Portfolio 1 Whole Loan: (a) $66,500,000 for the TJ Maxx – Philadelphia Mortgaged Property; (b) $50,750,000 for the Amazon - West Columbia Mortgaged Property; and (c) $13,000,000 for the FedEx Ground - Menomonee Falls Mortgaged Property; and

(ii)    With respect to the Diamondback Industrial Portfolio 2 Whole Loan: (a) $57,000,000 for the Nestle – Breinigsville Mortgaged Property; (b) $48,000,000 for the Amazon – Charleston Mortgaged Property; and (c) $34,000,000 for the Home Depot – Winchester Mortgaged Property.

“Release Amount” means, with respect to each Diamondback Mortgaged Property, (x) with respect to the first release of a Diamondback Mortgaged Property pursuant to the terms of the applicable Diamondback Loan Agreement, 110% of the Allocated Loan Amount for such Diamondback Mortgaged Property and (y) with respect to the second release of a Diamondback Mortgaged Property pursuant to the terms of the applicable Diamondback Mortgage Loan, 115% of the Allocated Loan Amount for such Property.

From and after the occurrence and during the continuance of a Diamondback Loan Event of Default, the outstanding principal balance of the Diamondback Industrial Portfolio Whole Loan and, to the extent not prohibited by applicable law, all other portions of the debt will bear interest at the Diamondback Default Rate. Additionally, in the case that any principal, interest or any other sum (other than the

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outstanding principal balance due on the Diamondback Maturity Date) is not paid on the date on which it is due, the Diamondback Borrower will be required to pay a late payment charge of 4% of such unpaid sum to the extent permitted by applicable law.

Calculations of interest on the Diamondback Notes will be made on the basis of a 360-day year and the actual number of days elapsed in the related Diamondback Interest Accrual Period.

In certain instances, the Diamondback Industrial Portfolio Whole Loan may be required to be prepaid in the event of a casualty or condemnation. See “—Risk Management—Casualty and Condemnation” below.

“Diamondback Default Rate” means, with respect to the Diamondback Industrial Portfolio Whole Loan, a rate per annum equal to the lesser of (i) the maximum rate permitted by applicable law or (ii) 4% above the Diamondback Industrial Portfolio Whole Loan Interest Rate.

“Diamondback Interest Accrual Period” means the period from and including the 6th day of a calendar month through and including the 5th day of the immediately succeeding calendar month in which such Diamondback Loan Payment Date occurs.

“Diamondback Monthly Payment Date” means the sixth day of every calendar month occurring during the term of the Diamondback Loan Agreement. The first Diamondback Monthly Payment Date is July 6, 2019.

“Defeasance Collateral” means obligations of the United States of America that are not subject to prepayment, call or early redemption and that provide for payments (1) on or prior to, but as close as possible to and including, all successive scheduled Diamondback Loan Payment Dates after the Release Date through February 6, 2024, and (2) in amounts equal to or greater than the scheduled defeasance payments.

“Prepayment Fee” means an amount equal to the greater of (i) the present value, as of the date of a defeasance or prepayment (as applicable) of the Diamondback Industrial Portfolio Whole Loan pursuant to the Diamondback Loan Agreement (the “Repayment Date”), of the remaining scheduled payments of principal and interest from the Repayment Date through the Diamondback Stated Maturity Date (including any balloon payment) determined by discounting such payments at the discount rate set forth in the Diamondback Loan Agreement, less the amount of principal being prepaid on the Repayment Date, or (ii) 4% of the unpaid principal balance of the Diamondback Notes as of the Repayment Date.

Cash Management Arrangements

The Diamondback Borrower is required to cause all rents relating to each Diamondback Mortgaged Property to be transmitted directly by non-residential tenants of such Diamondback Mortgaged Property into a trust account (the “Clearing Account”) established and maintained by the Diamondback Borrower at an Eligible Institution selected by the Diamondback Borrower and reasonably approved by the Lender (the “Clearing Bank”). Any gross revenue from the Diamondback Mortgaged Properties received by the Diamondback Borrower or the Manager will be deemed to be collateral for the obligations of the Diamondback Borrower under the Diamondback Loan Agreement and any other Diamondback Loan Documents. Such amounts are required to be deposited by the Diamondback Borrower or the Manager in the Clearing Account within 2 business days of receipt and will not be commingled with any other funds or property of the Diamondback Borrower or the Manager. Funds deposited into the Clearing Account will be swept by the Clearing Bank as and when provided in the Clearing Account agreement (as such sweep dates may be revised upon written notice to the Clearing Bank by the Lender) into the Deposit Account and applied and disbursed in accordance with the Diamondback Loan Agreement. The Deposit Account and all other accounts will be under the sole control and dominion of the Lender, and the Diamondback Borrower is required to pay for all expenses of opening and maintaining all of the above accounts.

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“Deposit Account” means an Eligible Account at the bank or banks selected by the Lender to maintain the Deposit Account. Such bank may be changed from time to time by the Lender in its sole discretion.

“Eligible Account” means a separate and identifiable account from all other funds held by the holding institution that is either (i) an account or accounts (or subaccounts thereof) maintained with a federal or state-chartered depository institution or trust company which complies with the definition of Eligible Institution or (ii) a segregated trust account or accounts (or subaccounts thereof) maintained with the corporate trust department of a federal depository institution or state chartered depository institution subject to regulations regarding fiduciary funds on deposit similar to Title 12 of the Code of Federal Regulations §9.10(b), having in either case corporate trust powers, acting in its fiduciary capacity, and a combined capital and surplus of at least $50,000,000, subject to supervision or examination by federal and state authorities and having a long-term unsecured debt rating of “BBB-” or higher by S&P and “A2” or higher by Moody’s and a short-term unsecured debt rating of “A-1” or higher by S&P and “P-1” or higher by Moody’s. An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.

“Eligible Institution” means a depository institution or trust company insured by the Federal Deposit Insurance Corporation the short term unsecured debt obligations or commercial paper of which are rated at least “A-1” by S&P, “P-1” by Moody’s and “F1” by Fitch (and the long term unsecured debt obligations of such depository institution are rated at least “A” by Fitch) in the case of accounts in which funds are held for 30 days or less or, in the case of accounts in which funds are held for more than 30 days, the long term unsecured debt obligations of which are rated at least (i) “A” by S&P, (ii) “A” by Fitch (and the short term deposits or short term unsecured debt obligations or commercial paper of such depository institution are rated no less than “F1” by Fitch), and (iii) “A2” by Moody’s, or in the case of letters of credit, the long term unsecured debt obligations of which are rated at least (i) “A+” by S&P, (ii) “A+” by Fitch (and the short term deposits or short term unsecured debt obligations or commercial paper of such depository institution are rated no less than “F1” by Fitch) and (iii) “A1” by Moody’s.

“Manager” means VEREIT Realty Advisors, LLC, a Delaware limited liability company, or any other manager engaged in accordance with the terms and conditions of the Diamondback Loan Documents.

Required Repairs

The applicable Pool 1 Borrower is required to complete certain repairs as specified in the Diamondback Industrial Portfolio 1 Whole Loan Agreement (the “Required Repairs”) by November 20, 2019, which time period may be extended at Lender’s option if diligently pursued.

Reserve Funds

The following reserve funds are required to be maintained as set forth below.

Tax Funds

The Diamondback Borrower is required deposit, on each Diamondback Loan Payment Date during a Trigger Period, a monthly amount (the “Tax Funds”) that Lender estimates will be payable (together with all such monthly payments) during the then-current tax period, in order to accumulate sufficient funds to pay all such real estate taxes at least 30 days prior to their respective due dates, which amounts will be transferred into an account established to hold such funds (the “Tax Account”). If at any time the Lender reasonably determines that the Tax Funds will not be sufficient to pay the real estate taxes, the Diamondback Borrower will be required to increase its monthly deposits for real estate taxes by the amount that the Lender estimates will be sufficient to make up the deficiency at least 10 days prior to their respective due dates.

Notwithstanding the foregoing, provided that no Diamondback Loan Event of Default has occurred and is continuing, Diamondback Borrower’s requirement to make Tax Funds payments will be waived with respect to any Diamondback Mortgaged Property where (i) the entire Diamondback Mortgaged Property is leased to one or more IG Tenants, (ii) such IG Tenant(s) is obligated under its Lease to pay all real estate

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taxes with respect to such Diamondback Mortgaged Property directly to the applicable governmental authority, (iii) such IG Tenant is required to pay all real estate taxes directly to the applicable governmental authority before delinquency and (iv) the applicable lease to such IG Tenant remains in full force and effect and no event of default beyond the expiration of any applicable notice and cure period is continuing thereunder. Diamondback Borrower is required to, upon request, furnish to Lender receipts for the payment of all such amounts or other evidence of such payment reasonably satisfactory to Lender. Diamondback Borrower’s obligation to make the payments of Tax Funds required will immediately resume and will continue for the remainder of the term of the Diamondback Industrial Portfolio Whole Loan in the event clauses (i) through (iv) above are not satisfied.

“Diamondback DSCR” means, as of any date of determination as reasonably determined by Lender, the ratio in which (a) the numerator is the underwritten net cash flow calculated as of such date of determination and (b) the denominator is the annual debt service, which such ratio is calculated as if the outstanding principal balance had been reduced by the amount equal to the aggregate of any Minimum DSCR Maintenance Funds or debt service coverage ratio maintenance letter of credit then held by Lender, if any.

“IG Tenant” means a tenant under a lease at any Diamondback Mortgaged Property where such tenant (i) (x) has rating of “BBB-” (or the applicable equivalent rating) or better by one of Moody’s, S&P or Fitch (and provided, that, none of Moody’s, S&P or Fitch is giving such tenant a rating below “BB” (or the applicable equivalent rating)) or (y) if such Person is not rated by any of Moody’s, S&P or Fitch, has rating of “BBB-” (or the applicable equivalent rating) or better by one or more of DBRS, Morningstar and KBRA and no nationally-recognized statistical rating organization that is rating such Person has given such Person a rating of less than “BBB-” (or the applicable equivalent rating) or (ii) is a Person that is wholly-owned by a Person that satisfies the conditions set forth in the immediately preceding subclause (i).

“Low Debt Service Period” commences if, as of the last day of any calendar quarter during the term of the Diamondback Industrial Portfolio Whole Loan, the Diamondback DSCR is less than 1.10x and ends if (i) the Diamondback Mortgaged Properties have achieved a Diamondback DSCR of at least 1.10x (“DSCR Threshold” the for two consecutive quarters, as determined by the Lender, (ii) a Diamondback Borrower has delivered to Lender funds for deposit into the Cash Collateral Account in an amount which, if applied to repay the then outstanding principal balance, would cause the DSCR Threshold to be satisfied, which will be held or disbursed in accordance with the sections in the Diamondback Loan Agreement relating to the termination of Low Debt Service Periods by depositing with the Lender certain funds, or (iii) a Diamondback Borrower delivers a letter of credit to Lender in accordance with the requirements discussed in the sections in the Diamondback Loan Agreement relating to the termination of Low Debt Service Periods by delivering a debt service coverage ratio maintenance letter of credit.

“Minimum DSCR Maintenance Amount” means, as of any date, the amount which, if applied to repay the then outstanding principal balance, would cause the DSCR Threshold to be satisfied.

“Minimum DSCR Maintenance Funds” means funds delivered by the Diamondback Borrower to the Lender for deposit into the Cash Collateral Account in an amount equal to the Minimum DSCR Maintenance Amount.

“Trigger Period” means a period commencing upon the occurrence of (i) a Diamondback Loan Event of Default, (ii) the commencement of a Low Debt Service Period, or (iii) the commencement of a Lease Sweep Period. Such Trigger Period will end if, (A) with respect to a Trigger Period continuing pursuant to subparagraph (i), the Diamondback Loan Event of Default commencing the Trigger Period has been cured and such cure has been accepted by Lender (and no other Diamondback Loan Event of Default is then continuing) or (B) with respect to a Trigger Period continuing due to subparagraph (ii), the Low Debt Service Period has ended pursuant to the terms of the Diamondback Loan Agreement or (C) with respect to a Trigger Period continuing due to subparagraph (iii), such Lease Sweep Period has ended pursuant to the terms of the Diamondback Loan Agreement (and no other Lease Sweep Period is then continuing).

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Insurance Funds

The Diamondback Borrower is required deposit, on each Diamondback Loan Payment Date during a Trigger Period, a monthly amount (the “Insurance Funds”) that the Lender estimates will be payable for the renewal of the coverage afforded by the policies required under the that Lender estimates will be payable (together with all such monthly payments) for the renewal of the coverage afforded by the policies upon the expiration thereof, in order to accumulate sufficient funds to pay all such insurance premiums at least 30 days prior to the expiration of the policies. Such amounts will be transferred into an account established to hold such funds (the “Insurance Account”). If at any time the Lender reasonably determines that the Insurance Funds will not be sufficient to pay the insurance premiums, the Diamondback Borrower will be required to increase its monthly deposits for insurance premiums by the amount that the Lender estimates will be sufficient to make up the deficiency.

Notwithstanding the foregoing, provided that no Diamondback Loan Event of Default has occurred and is continuing, Diamondback Borrower’s requirement to make Insurance Funds payments will be waived with respect to any Diamondback Mortgaged Property where (i) the entire Diamondback Mortgaged Property is leased to one or more IG Tenants, (ii) such IG Tenant(s) is obligated under its lease to maintain insurance coverages and pay for all insurance premiums with respect to such Diamondback Mortgaged Property, (iii) such IG Tenant is required to pay all insurance premiums directly to the applicable insurance carrier as the same become due and payable and (iv) the applicable lease to such IG Tenant remains in full force and effect and no event of default beyond the expiration of any applicable notice and cure period is continuing thereunder. Diamondback Borrower is required to, upon request, furnish to Lender receipts for the payment of all such amounts or other evidence of such payment reasonably satisfactory to Lender. Diamondback Borrower’s obligation to make the payments of Tax Funds required will immediately resume and will continue for the remainder of the term of the Diamondback Industrial Portfolio Whole Loan in the event clauses (i) through (iv) above are not satisfied.

In the event that an Acceptable Blanket Policy is in effect with respect to all of the insurance policies required pursuant to the Diamondback Loan Agreement, the deposits into the Insurance Account required for insurance premiums described above will be suspended to the extent that insurance premiums relate to such Acceptable Blanket Policy.

Capital Expenditure Funds

On each Diamondback Loan Payment Date during a Trigger Period, (x) the Pool 1 Borrower is required to deposit with or on behalf of the Lender an amount equal to one-twelfth (1/12) of the product obtained by multiplying $0.02 by the aggregate number of rentable square feet of space in the Diamondback Mortgaged Properties (initially, $4,062.58) and (y) the Pool 2 Borrower is required to deposit with or on behalf of the Lender an amount equal to one-twelfth (1/12) of the product obtained by multiplying $0.02 by the aggregate number of rentable square feet of space in the Diamondback Mortgaged Properties (initially, $3,245.58), for annual capital expenditures (the “Capital Expenditure Funds”), which amounts will be transferred into an account (the “Capital Expenditure Account”).

Rollover Funds

On each Diamondback Loan Payment Date during a Trigger Period, the Pool 1 Borrower is required to deposit with or on behalf of the Lender an amount equal to one-twelfth (1/12) of the product obtained by multiplying $0.25 by the aggregate number of rentable square feet of space in the Diamondback Mortgaged Properties (initially, $46,554.13) for tenant improvements and leasing commissions that may be incurred following the Diamondback Loan Origination Date (the “Pool 1 Rollover Funds”). The Pool 2 Borrower is required to deposit with or on behalf of Lender (x) $2,000,000.00 on the Diamondback Loan Origination Date on account of outstanding Approved Leasing Expenses with respect to the leases set forth on the schedule to the Diamondback Industrial Portfolio 2 Whole Loan Agreement relating to outstanding approved leasing expenses and (y) on each Diamondback Loan Payment Date during a Trigger Period, an amount equal to one-twelfth (1/12) of the product obtained by multiplying $0.25 by the aggregate number of rentable square feet of space in the Diamondback Mortgaged Properties (initially, $52,643.77), for tenant

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improvements and leasing commissions that may be incurred following the Diamondback Loan Origination Date (the “Pool 2 Rollover Funds”; and together with the Pool 1 Rollover Funds, collectively, the “Rollover Funds” ). The Rollover Funds will be transferred into an account (the “Rollover Account”).

In addition to the required monthly deposits set forth above, the following items will be deposited into the Rollover Account and held as Rollover Funds: (i) other than Lease Sweep Lease Termination Payments, all sums paid with respect to (A) a modification of any lease or otherwise paid in connection with the Diamondback Borrower taking any action under any lease or waiving any provision thereof (other than reimbursement for actual, out-of-pocket legal or other review costs incurred by Diamondback Borrower), (B) any settlement of claims of the Diamondback Borrower against third parties in connection with any lease, except for amounts reimbursing the Diamondback Borrower for actual, out-of-pocket costs or losses and (C) any rejection, termination, surrender or cancellation of any lease (including in any bankruptcy case) or any lease buy-out or surrender payment from any tenant (including any payment relating to unamortized tenant improvements and/or leasing commissions and/or application of any security deposit) ( the “Lease Termination Payments”).

“Approved Leasing Expenses” means actual out-of-pocket expenses to unaffiliated third-parties (except with respect to expenses to Affiliates of a Diamondback Borrower, Guarantor (if any) or Key Principal to the extent such expenses have been disclosed and certified to Lender as being on market terms and conditions, and provided that the underlying agreement(s) to which such expenses to Affiliate of a Diamondback Borrower, Guarantor (if any) or Key Principal relate have been reasonably approved by Lender) incurred by a Diamondback Borrower in leasing space at the Diamondback Mortgaged Property owned by such Diamondback Borrower pursuant to leases entered into in accordance with the Diamondback Loan Documents (or extensions or renewals thereof), including brokerage commissions, tenant allowances, the cost of tenant improvements and base building expenses (to the extent required to be performed under the applicable lease and to the extent such base building expenses have been expressly approved by Lender in its sole and absolute discretion) which expenses (i) are (A) specifically approved by Lender in connection with approving the applicable lease, (B) incurred in the ordinary course of business and on market terms and conditions in connection with leases which do not require Lender’s approval under the Diamondback Loan Documents, and Lender has received a budget for such tenant improvement costs and a schedule of leasing commission payments payable in connection therewith, or (C) otherwise approved by Lender, which approval may not be unreasonably withheld, conditioned or delayed, and (ii) are substantiated by executed lease documents and brokerage agreements.

Lease Sweep Funds

On each Diamondback Loan Payment Date, during a Lease Sweep Period, all Available Cash will be paid to the Lender which will transfer such amounts into an account (the “Lease Sweep Account” and such deposited amounts, the “Lease Sweep Funds”. In addition, all Lease Sweep Lease Termination Payments will be deposited into the Lease Sweep Account and held as Lease Sweep Funds and will be disbursed and released as set forth in the Diamondback Loan Agreement in connection with Lease Sweep Funds.

“Lease Sweep Lease ” means (A) (x) with respect to the Diamondback Industrial Portfolio 1 Whole Loan, (i) the Amazon lease, (ii) the TJ Maxx lease and (iii) to the extent one or more applicable Diamondback Mortgaged Properties are released in accordance with the terms of the Diamondback Industrial Portfolio 1 Whole Loan Agreement and the Menomonee Falls property remains subject to the lien of the mortgage encumbering such property, the FedEx lease and (y) with respect to the Diamondback Industrial Portfolio 2 Whole Loan, (i) the Amazon lease, (ii) the Nestle lease and (iii) the Home Depot lease, or (B) any replacement lease that, either individually, or when taken together with any other lease with the same tenant or its Affiliates, and assuming the exercise of all expansion rights and all preferential rights to lease additional space contained in such lease, covers the majority of the applicable space demised under the applicable Lease Sweep Lease.

“Lease Sweep Lease Termination Payments” mean, collectively, all sums paid with respect to any rejection, termination, surrender or cancellation of any Lease Sweep Lease (including in any insolvency

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proceeding of a tenant under a Lease Sweep Lease or its direct or indirect parent company (if any)) or any lease buy-out or surrender payment from any tenant under a Lease Sweep Lease (including any payment relating to unamortized tenant improvements and/or leasing commissions and/or application of any security deposit).

A “Lease Sweep Period” (i) will commence on the first Diamondback Loan Payment Date following the occurrence of any of the following: (a) with respect to each Lease Sweep Lease, the earlier to occur of (x) nine months prior to the earliest stated expiration (including the stated expiration of any renewal term) of a Lease Sweep Lease (and such renewal has not been so exercised); or (y) upon the latest date required under a Lease Sweep Lease by which the tenant thereunder is required to give notice of its exercise of a renewal option thereunder (and such renewal has not been so exercised); (b) the date that a Lease Sweep Lease (or any material portion thereof) is surrendered, cancelled or terminated prior to its then current expiration date or the receipt by the Diamondback Borrower or the Manager of written notice from any tenant under a Lease Sweep Lease of its intent to surrender, cancel or terminate the Lease Sweep Lease (or any material portion thereof prior to its then current expiration date); (c) solely with respect to a tenant under a Lease Sweep Lease that is not an IG Tenant, the date that such tenant will discontinue its business (i.e., “goes dark”) (other than (x) any temporary vacation of the Lease Sweep Space for a period of no longer than 12 months following a casualty or condemnation at the applicable Diamondback Mortgaged Property, provided that Diamondback Borrower or the applicable Lease Sweep Tenant is continuously and diligently pursuing completion of a restoration of such Diamondback Mortgaged Property during such 12 month period and (y) any temporary vacation of, or cessation of business at, the Lease Sweep Space for a period of not more than 90 days in connection with renovation or build-out of the Lease Sweep Space or other permitted alteration) in substantially all of its Lease Sweep Space at the applicable Mortgaged Property (the “Dark Premises”) or gives notice that it intends to discontinue its business in the Dark Premises; (d) upon a monetary or material non-monetary default under a Lease Sweep Lease by the tenant thereunder that continues beyond any applicable notice and cure period; or (e) the occurrence of an insolvency proceeding of a tenant under a Lease Sweep Lease or its direct or indirect parent company (if any) (a “Lease Sweep Tenant Party Insolvency Proceeding”); and (ii) will end upon the first to occur of the following: (A) in the case of subparagraphs (i)(a), (i)(b), (i)(c), and (i)(d) above, (x) (a) at least 75% of the Lease Sweep Space is leased pursuant to one or more Qualified Leases, the leasing of which results in a debt yield of at least 8.0% (provided that the debt yield calculation utilized for this definition will not include rents payable by the Lease Sweep Lease being replaced, but will include rents payable by the subject replacement Qualified Lease), or (b) the entirety of the space demised under the applicable Lease Sweep Lease (or applicable portion thereof) is leased pursuant to one or more Qualified Leases and, (y) in Lender’s reasonable judgment, sufficient funds have been accumulated in the Lease Sweep Account (during the continuance of the subject Lease Sweep Period) to cover all anticipated Approved Lease Sweep Space Leasing Expenses, free rent periods, and/or rent abatement periods set forth in all such Qualified Leases and any shortfalls in required payments hereunder or operating expenses as a result of any anticipated down time prior to the commencement of payments under such Qualified Leases; (B) in the case of subparagraph (i)(a) above, the date on which the subject tenant under the Lease Sweep Lease irrevocably exercises its renewal or extension option (or otherwise enters into an extension agreement with the applicable Diamondback Borrower and acceptable to Lender) with respect to all of its Lease Sweep Space, and in Lender’s reasonable judgment, sufficient funds have been accumulated in the Lease Sweep Account (during the continuance of the subject Lease Sweep Period) to cover all anticipated Approved Lease Sweep Space Leasing Expenses, free rent periods and/or rent abatement periods  in connection with such renewal or extension; (C) in the case of subparagraph (i)(b) above, the date that any tenant under a Lease Sweep Lease that gave notice to a Diamondback Borrower or Manager of its intent to surrender, cancel or terminate the Lease Sweep Lease (or any material portion thereof) prior to its then current expiration date subsequently gives written notice to a Diamondback Borrower or Manager that it affirmatively retracts such notice and the applicable Diamondback Borrower agrees in writing to waive any such Lease Sweep Lease default in connection therewith; (D) in the case of subparagraph (i)(d) above, the date on which the subject monetary or material non-monetary default has been cured, and no other monetary or material non-monetary default under such Lease Sweep Lease occurs for a period of three (3) consecutive months following such cure; (E) in the case of subparagraph (i)(e) above, either (a) the applicable Lease Sweep Tenant Party Insolvency Proceeding has terminated and the applicable Lease Sweep Lease has been affirmed, assumed or assigned in a manner reasonably satisfactory to Lender, (b) in the event the Lease

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Sweep Lease is rejected in the Lease Sweep Tenant Party Insolvency Proceeding, the date upon which at least 75% of the Lease Sweep Space is leased pursuant to one or more Qualified Leases, the leasing of which results in a debt yield of at least 8.0% (provided that the debt yield calculation utilized for this definition will not include rents payable by the Lease Sweep Lease being replaced, but will include rents payable by the subject replacement Qualified Lease) and, in Lender’s reasonable judgment, sufficient funds have been accumulated in the Lease Sweep Account (during the continuance of the subject Lease Sweep Period) to cover all anticipated Approved Lease Sweep Space Leasing Expenses, free rent periods, and/or rent abatement periods set forth in all such Qualified Leases and any shortfalls in required payments hereunder or operating expenses as a result of any anticipated down time prior to the commencement of payments under such Qualified Leases or (c) the applicable Lease Sweep Lease has been assumed and assigned to a third party in the Lease Sweep Tenant Party Insolvency Proceeding pursuant to (x) a final and non-appealable order of the applicable bankruptcy court approving such assumption, (y) a plan of reorganization which has become effective and, in either case, is not subject of a stay of appeal or (z) otherwise in a manner reasonably satisfactory to Lender; and (F) the date on which either (a) the tenant that under its Lease Sweep Lease discontinued its business (i.e., “went dark”) in the Dark Premises has recommenced its business in substantially all of its Lease Sweep Space at the applicable Diamondback Mortgaged Property for a period of at least thirty (30) consecutive days, (b) the tenant that under its Lease Sweep Lease gave notice that it intended to discontinue its business in substantially all of its Lease Sweep Space at the applicable Diamondback Mortgaged Property (but had not yet effectuated such discontinuance) subsequently gives written notice to a Diamondback Borrower or Manager that it affirmatively retracts such notice or (c) the entirety of the Lease Sweep Space (or applicable portion thereof) is leased pursuant to one or more Qualified Leases, and, in Lender’s reasonable judgment, sufficient funds have been accumulated in the Lease Sweep Account (during the continuance of the subject Lease Sweep Period) to cover all anticipated Approved Lease Sweep Space Leasing Expenses, free rent periods, and/or rent abatement periods set forth in all such Qualified Leases and any shortfalls in required payments hereunder or operating expenses as a result of any anticipated down time prior to the commencement of payments under such Qualified Leases.

“Approved Lease Sweep Space Leasing Expenses” means actual out-of-pocket expenses to unaffiliated third-parties (except with respect to expenses to Affiliates of Diamondback Borrower, Guarantor (if any) or Key Principal to the extent such expenses have been disclosed and certified to Lender as being on market terms and conditions, and provided that the underlying agreement(s) to which such expenses to Affiliate of Diamondback Borrower, Guarantor (if any) or Key Principal relate have been reasonably approved by Lender) incurred by a Diamondback Borrower in leasing Lease Sweep Space at the Diamondback Mortgaged Property owned by such Diamondback Borrower pursuant to Qualified Leases (or extensions or renewals thereof), including brokerage commissions, tenant allowances, the cost of tenant improvements and base building expenses (to the extent required to be performed under the applicable lease and to the extent such base building expenses have been expressly approved by Lender in its sole and absolute discretion) which expenses (i) are (A) specifically approved by Lender in connection with approving the applicable lease, or (B) otherwise approved by Lender, which approval may not be unreasonably withheld, conditioned or delayed, and (ii) are substantiated by executed lease documents and brokerage agreements.

“Lease Sweep Space” means the space demised under the applicable Lease Sweep Lease.

“Lease Sweep Tenant” means a tenant under a Lease Sweep Lease or its direct or indirect parent company (if any).

“Qualified Leases” means either: (A) the original Lease Sweep Lease, as extended in accordance with (i) the express renewal option set forth in such Lease Sweep Lease and, with respect to which, the terms of such renewal are on market terms with respect to, among other things, base rent, additional rent and recoveries and tenant improvement allowances or (ii) a modification of the Lease Sweep Lease approved by Lender, or (B) a replacement lease (i) with a term that extends at least three years beyond the end of the term of the Diamondback Industrial Portfolio Whole Loan and with an initial term of at least five years and (ii) entered into in accordance with the Diamondback Loan Agreement.

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Cash Collateral Funds

If a Trigger Period is continuing (other than a Trigger Period continuing because of the continuance of a Lease Sweep Period and regardless of whether any other Trigger Period (other than the continuance of a Diamondback Loan Event of Default) is continuing concurrently with such Lease Sweep Period), all Available Cash will be paid to the Lender and transferred by the Lender into an account (the “Cash Collateral Account”) to be held by the Lender as cash collateral for the debt (such amounts, the “Cash Collateral Funds”). Any Cash Collateral Funds on deposit in the Cash Collateral Account not previously disbursed or applied will, upon the termination of such Trigger Period, be added to the funds deposited into the Deposit Account and disbursed on the next Diamondback Loan Payment Date in accordance with the Diamondback Loan Agreement. Notwithstanding the foregoing, the Lender will have the right, but not the obligation, at any time during the continuance of a Diamondback Loan Event of Default, in its sole and absolute discretion to apply any and all Cash Collateral Funds then on deposit in the Cash Collateral Account to the debt or obligations, in such order and in such manner as the Lender will elect in its sole and absolute discretion, including to make a prepayment of principal (together with the applicable Prepayment Fee and/or Liquidated Damages Amount, if any, applicable thereto) or any other amounts due under the Diamondback Loan Agreement.

“Liquidated Damages Amount” means an amount equal to 2% of the principal amount being repaid.

Property Cash Flow Allocation

On each Diamondback Loan Payment Date during the term of the Diamondback Loan Agreement, except during the continuance of a Diamondback Loan Event of Default, all funds deposited into the Deposit Account during the immediately preceding Diamondback Interest Accrual Period will be applied on such Diamondback Loan Payment Date in the following order of priority:

(i)    First, to the Tax Account, to make the required payments of Tax Funds, if any, as required under the Diamondback Loan Agreement;

(ii)    Second, to the Insurance Account, to make any required payments of Insurance Funds, if any, as required under the Diamondback Loan Agreement;

(iii)    Third, to the Lender, funds sufficient to pay the Diamondback Monthly Interest Payment Amount due under the Diamondback Industrial Portfolio Whole Loan, applied first to the payment of interest computed at the Diamondback Industrial Portfolio Whole Loan Interest Rate;

(iv)    Fourth, to the Capital Expenditure Account, to make the required payments of Capital Expenditure Funds, if any, as required under the Diamondback Loan Agreement;

(v)    Fifth, to the Rollover Account, to make the required payments of Rollover Funds, if any, as required under the Diamondback Loan Agreement;

(vi)    Sixth, to the Lender, of any other amounts then due and payable under the Diamondback Loan Documents;

(vii)    Seventh, during any Trigger Period, to the Diamondback Borrower, funds in an amount equal to the Monthly Operating Expense Budgeted Amount;

(viii)    Eighth, during any Trigger Period, to the Diamondback Borrower, payments for extraordinary operating expenses not set forth in the Approved Annual Budget relating to a Diamondback Mortgaged Property, which extraordinary operating expenses were approved by the Lender, if any;

(ix)    Lastly, all amounts remaining after payment of the amounts set forth under subparagraphs (i) through (ix) above (the “Available Cash”):

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(A)   during a Trigger Period continuing due to a Lease Sweep Period (regardless of whether any other Trigger Period is continuing), to the Lease Sweep Account to be held and disbursed in accordance with the Diamondback Loan Agreement;

(B)   during a Trigger Period other than a Trigger Period continuing due to a Lease Sweep Period, to the Cash Collateral Account to be held or disbursed in accordance with the Diamondback Loan Agreement; or

(C)   provided no Trigger Period is continuing, disbursed to Diamondback Borrower.

The failure of the Diamondback Borrower to make all of the payments required under subparagraphs (i) through (vi) above in full on each Diamondback Loan Payment Date will constitute a Diamondback Loan Event of Default.

The Diamondback Borrower has pledged, transferred and assigned to the Lender, a continuing perfected security interest in and to, and a general first lien upon, among other things (i) the Deposit Account, the Clearing Account and all of the Diamondback Borrower’s right, title and interest in and to all cash, property or rights transferred to or deposited in the Deposit Account or the Clearing Account, (ii) all earnings, investments and securities held in the Deposit Account or the Clearing Account and (iii) any and all proceeds of the foregoing.

On a monthly basis, the Lender is required to allocate amounts deposited in the Deposit Account from time to time in accordance with subparagraphs (i) through (x) above or any other applicable provisions of the Diamondback Loan Agreement.

All proceeds or awards due to a casualty or condemnation will be deposited in an account (the “Casualty and Condemnation Account”) and applied in accordance with the Diamondback Loan Agreement.

“Monthly Operating Expense Budgeted Amount” means the monthly amount set forth in the Approved Annual Budget for operating expenses for the calendar month in which such Diamondback Loan Payment Date occurs, subject to variation in any particular month for Permitted Budget Variances; provided that, if any management agreement is in place at any of the Diamondback Mortgaged Properties, management fees payable to the Manager as part of the Monthly Operating Expense Budgeted Amount will not exceed 2.00% of the rents.

“Permitted Budget Variance” means any changes in budget line items (i) to account for increases in taxes, insurance premiums and utilities expenses and (ii) up to ten percent (10%) of any other line item, provided in no event will the aggregate amount of all such changes result in increases exceeding three percent (3%) of the aggregate amount set forth in the most recent Approved Annual Budget, in each case, to the extent such changes are not within the discretion of Diamondback Borrower and/or Manager to control.

Property Management

The Diamondback Mortgaged Properties are currently managed by VEREIT Realty Advisors, LLC, a Delaware limited liability company. If the Diamondback Borrower defaults in the performance or observance of any material term, covenant or condition of its Management Agreement on the part of the Diamondback Borrower to be performed or observed, then, without limiting the Lender’s other rights or remedies under the Diamondback Loan Agreement or the other Diamondback Loan Documents, and without waiving or releasing the Diamondback Borrower from any of its obligations thereunder or under its Management Agreement, the Lender will have the right to pay any sums and to perform any act as may be appropriate to cause all the material terms, covenants and conditions of such Management Agreement on the part of the Diamondback Borrower to be performed or observed.

Diamondback Borrower may not (i) surrender, terminate, cancel or materially modify its Management Agreement, (ii) enter into any other agreement relating to the management or operation of the related Diamondback Mortgaged Property, (iii) consent to the assignment by the Manager of its interest

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under any Management Agreement (other than an assignment by the Manager to a Qualified Manager), or (iv) waive or release any of its rights and remedies under either Management Agreement, in each case without the express consent of the Lender; provided, however, that as long as no Diamondback Loan Event of Default is continuing, such approval will not be required with respect to the appointment of an Unaffiliated Qualified Manager.

The Lender will have the right to require the Diamondback Borrower to replace the Manager with (x) an Unaffiliated Qualified Manager selected by the Diamondback Borrower or (y) another property manager chosen by the Diamondback Borrower and approved by the Lender (provided, that such approval may be conditioned upon the Diamondback Borrower delivering a rating agency confirmation as to such new property manager and management agreement) upon the occurrence of any one or more of the following events: (i) at any time following the occurrence of a Diamondback Loan Event of Default, (ii) if the Manager is in default under any Management Agreement beyond any applicable notice and cure period, (iii) if the Manager becomes insolvent or a debtor in any bankruptcy or insolvency proceeding, or (iv) if at any time the Manager engages in gross negligence, fraud, willful misconduct or misappropriation of funds.

“K Trust Member” means (i) for the Diamondback Industrial Portfolio 1 Whole Loan, DIAMOND TAI OW, LLC, a Delaware limited liability company, and (ii) for the Diamondback Industrial Portfolio 2 Whole Loan, EMERALD TAI OW, LLC, a Delaware limited liability company.

“Management Agreement” means any management agreement entered into by and between the Diamondback Borrower and the current Manager or any replacement property management agreement in accordance with the terms of the Diamondback Loan Documents, in each case, pursuant to which the Manager is to provide property management and other services with respect to a Diamondback Mortgaged Property.

“Qualified Manager” means (i) an Unaffiliated Qualified Manager, (ii) from and after the date that K Trust Member obtains Control of Diamondback Borrower pursuant to a Buy/Sell Transfer (described below), OW Management Services, Inc., (iii) VEREIT Realty Advisors, LLC, a Delaware limited liability company (“VEREIT Realty”), or (iv) a property management company that is an Affiliate of VEREIT Realty and is under common ownership and Control of VEREIT Realty.

“Unaffiliated Qualified Manager” means a property manager of a Diamondback Mortgaged Property that is not an Affiliate of any Diamondback Borrower, Guarantor (if applicable) or Key Principal and that (A) is a reputable, nationally or regionally recognized management company having at least five years’ experience in the management of similar Class “A” industrial properties, (B) at the time of its engagement as property manager has (x) under management leasable square footage of the same property type as such Diamondback Mortgaged Properties equal to the lesser of 1,000,000 leasable square feet in the aggregate and five (5) times the leasable square feet of the Diamondback Mortgaged Properties located in major metropolitan markets in the United States and (y) managed at least 5 industrial properties and (C) is not then the subject of a bankruptcy or similar insolvency proceeding.

Permitted Transfers

Notwithstanding anything to the contrary contained in the Diamondback Loan Agreement, the following transfers (the “Permitted Transfers”) are permitted under the Diamondback Loan Agreement:

(i)    a Lease entered into in accordance with the Diamondback Loan Documents or a sale of a Diamondback Mortgaged Property in accordance with the Diamondback Loan Documents;

(ii)    a Transfer and Assumption in accordance with the Diamondback Industrial Portfolio Whole Loan (described below);

(iii)    a Diamondback Permitted Encumbrance;

(iv)    the transfer of publicly traded shares on a nationally or internationally recognized stock exchange in any indirect equity owner of Diamondback Borrower;

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(v)    except as provided for in clause (vi) below, provided that no Diamondback Loan Event of Default exists, a Transfer of a direct or indirect interest in the Diamondback Borrower will be permitted without the Lender’s consent provided that: (a) such Transfer will not (x) cause the transferee (other than Key Principal), together with its Affiliates, to increase its direct or indirect interest in the Diamondback Borrower to an amount which equals or exceeds forty-nine percent (49%) or (y) result in a change in Control of the Diamondback Borrower; (b) the Diamondback Borrower will continue to be a Special Purpose Bankruptcy Remote Entity and a Delaware single member limited liability company; (c) if such transfer would cause the transferee, together with its Affiliates, to increase its direct or indirect interest in the Diamondback Borrower or any Person that Controls any Diamondback Borrower to an amount which equals or exceeds ten percent (10%), (x) such transferee is a Qualified Transferee and (y) Diamondback Borrower will provide to the Lender 30 days prior written notice thereof; (d) after giving effect to such transfer, the Key Principal will continue to control the day to day operations of the Diamondback Borrower; and (e) the Diamondback Mortgaged Properties will continue to be managed by a Qualified Manager or by a property manager reasonably acceptable to Lender and acceptable to the applicable rating agencies;

(vi)    provided that no Diamondback Loan Event of Default exists, a Transfer of a direct or indirect interest in a K Trust will be permitted without the Lender’s consent provided that: (a) such Transfer will not result in a change in Control of the Diamondback Borrower; (b) the Diamondback Borrower will continue to be a Special Purpose Bankruptcy Remote Entity and a Delaware single member limited liability company; (c) if such transfer would cause the transferee, together with its Affiliates, to increase its direct or indirect interest in the Diamondback Borrower or any Person that Controls any Diamondback Borrower to an amount which equals or exceeds ten percent (10%), (x) such transferee is a Qualified Transferee and (y) Diamondback Borrower will provide to the Lender 30 days prior written notice thereof; (d) after giving effect to such transfer, the Key Principal will continue to control the day to day operations of the Diamondback Borrower; (e) the Diamondback Mortgaged Properties will continue to be managed by a Qualified Manager or by a property manager reasonably acceptable to Lender and acceptable to the applicable rating agencies; (f) if such Transfer causes the transferee (other than Key Principal), together with its Affiliates, to increase its direct or indirect interest in Diamondback Borrower to an amount which equals or exceeds forty-nine percent (49%) (x) such transferee is a Qualified Equity Holder and (y) to the extent that Lender determines that the pairings in the most recently delivered non-consolidation opinion with respect to the Diamondback Industrial Portfolio Whole Loan no longer apply, Diamondback Borrower is required to deliver to Lender a non-consolidation opinion in form and substance reasonably satisfactory to Lender and satisfactory to the applicable rating agencies; and (g) after giving effect to such Transfer, the legal structure of the K Trust will remain unchanged, the K Trust is required to continue to comply with covenants in the Diamondback Loan Agreement relating to the trust structure and the representation in the Diamondback Loan Agreement relating to the trust structure will continue to be true and correct; or

(vii)    provided that no Diamondback Loan Event of Default is then continuing, a Transfer of direct or indirect interests in Diamondback Borrower in accordance with Section 15.1.1 of that certain Limited Liability Company Agreement of (x) VEREIT OW JV 1, LLC, by and between VEREIT REAL ESTATE, L.P., a Delaware limited partnership (“VEREIT Member”), and the applicable K Trust Member and (y) VEREIT OW JV 2, LLC, by and between VEREIT Member, and the applicable K Trust Member (such Transfer, a “Buy/Sell Transfer”), provided that (a) if such transfer would cause the transferee, together with its Affiliates, to increase its direct or indirect interest in the Diamondback Borrower or any Person that Controls any Diamondback Borrower to an amount which equals or exceeds ten percent (10%), (x) such transferee is a Qualified Transferee and (y) Diamondback Borrower will provide to the Lender 30 days prior written notice thereof; (b) after giving effect to such Transfer, either (x) VEREIT Member and one or more Affiliates of VEREIT Member will own at least fifty-one percent (51%) of all equity interests (direct or indirect) of Diamondback Borrower or (y) K Trust Member and one or more Affiliates of K Trust Member will continue to own at least fifty-one percent (51%) of all equity interests (direct or indirect) of Diamondback Borrower; (c) after giving effect to such transfer, the Key Principal will continue to

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control the day to day operations of the Diamondback Borrower; (d) the Diamondback Borrower will continue to be a Special Purpose Bankruptcy Remote Entity and a Delaware single member limited liability company; (e) the Diamondback Mortgaged Properties will continue to be managed by a Qualified Manager or by a property manager reasonably acceptable to Lender and acceptable to the applicable rating agencies; and (f) if such Transfer will cause the transferee (other than Key Principal), together with its Affiliates, to increase its direct or indirect interest in Diamondback Borrower to an amount which equals or exceeds forty-nine percent (49%) (x) such transferee is a Qualified Equity Holder and (y) to the extent that Lender determines that the pairings in the most recently delivered non-consolidation opinion with respect to the Diamondback Industrial Portfolio Whole Loan no longer apply, Diamondback Borrower will deliver to Lender a non-consolidation opinion in form and substance reasonably satisfactory to Lender and satisfactory to the applicable rating agencies.

“Eligibility Requirements” means, with respect to any Person, that such Person (A) has total assets (in name or under management) in excess of $600,000,000 and (except with respect to a pension advisory firm, asset manager or similar fiduciary) capital/statutory surplus or shareholder’s equity or net worth in excess of $250,000,000, in each case excluding the Mortgaged Properties, and (B) is regularly engaged in the business of investing in commercial real estate.

“Permitted Fund Manager” means any Person that on the date of determination is (i) a nationally-recognized manager of investment funds investing in debt or equity interests relating to commercial real estate, (ii) investing through a fund with committed capital of at least $250,000,000 and (iii) not subject to a bankruptcy proceeding.

“Qualified Equity Holder” means a Qualified Transferee that is any one of the following:

(i)    any real estate investment trust, real estate company, investment fund, bank, savings and loan association, investment bank, insurance company, trust company, commercial credit corporation, pension plan, pension fund, pension advisory firm, commingled pension trust fund, hedge fund, private equity fund, mutual fund, government entity or plan, real estate company, investment fund or institutional entity substantially similar to any of the foregoing that, in each case, satisfies the Eligibility Requirements;

(ii)    an investment company, money management firm or “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended, or an institutional “accredited investor” within the meaning of Regulation D under the Securities Act of 1933, as amended, provided that such entity satisfies the Eligibility Requirements;

(iii)    an institution substantially similar to any of the foregoing entities described in the foregoing clauses (i) or (ii) that satisfies the Eligibility Requirements; or

(iv)    an investment fund, limited liability company, limited partnership or general partnership with committed capital of at least $250,000,000 where a Permitted Fund Manager or an entity that is otherwise a Qualified Equity Holder under clauses (i) through (iii) above acts as the general partner, managing member or fund manager and at least 50% of the equity interests in such investment vehicle are directly owned by one or more entities that are otherwise Qualified Equity Holder(s) under clauses (ii) through (iii) above.

Transfer and Assumption

No Transfer and Assumption is permitted until the earlier of (x) a securitization of the entire Diamondback Industrial Portfolio Whole Loan or (y) the second anniversary of the Diamondback Loan Origination Date.  Subject to the immediately preceding sentence, Diamondback Borrower will have the right to convey the Diamondback Mortgaged Properties to a new borrower (the “Diamondback Transferee Borrower”) and have the Diamondback Transferee Borrower assume all of the Diamondback Borrower’s obligations under the Diamondback Loan Documents, and have each Approved Guarantor assume the obligations of the indemnitors of the Diamondback Loan Documents (including the Environmental Indemnity

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Agreement) from and after the date of such transfer and enter into any guaranty of recourse obligations required under the Diamondback Loan Agreement (collectively, a “Transfer and Assumption”), subject to full satisfaction (as approved by the Lender) of all of the following conditions:

(i)    that the Diamondback Borrower has provided the Lender with not less than 60 days prior written notice, which notice will contain sufficient detail to enable the Lender to determine that the Diamondback Transferee Borrower complies with the requirements set forth in the Diamondback Loan Agreement;

(ii)    that no Diamondback Loan Event of Default has occurred and is continuing;

(iii)    that the Diamondback Transferee Borrower is a newly formed Delaware single member limited liability company that is a Special Purpose Bankruptcy Remote Entity in accordance with “—SPE Covenants” below;

(iv)    that the Diamondback Transferee Borrower is Controlled by a person who (x) is a Qualified Transferee with a minimum ownership interest in the Diamondback Transferee Borrower reasonably acceptable to the Lender and (y) whose identity, experience, financial condition and creditworthiness, including net worth and liquidity, is reasonably acceptable to the Lender;

(v)    the Diamondback Mortgaged Properties will be managed by an Unaffiliated Qualified Manager or by a property manager reasonably acceptable to the Lender;

(vi)    that the Diamondback Transferee Borrower will have executed and delivered to the Lender an assumption agreement in form and substance reasonably acceptable to the Lender;

(vii)    that the Diamondback Transferee Borrower will have proposed one or more guarantors and indemnitor and Lender will have determined that such proposed guarantors and indemnitors are each an Approved Guarantor (and each such proposed guarantor that is an Approved Guarantor is hereafter referred to as a “Transferee Guarantor”));

(viii)    that each Transferee Guarantor will deliver to Lender a guaranty of recourse obligations (on Lender’s then-standard form of guaranty of recourse obligations) and an environmental indemnity agreement (in the same form as the Environmental Indemnity Agreement delivered to Lender by Diamondback Borrower on the date hereof), pursuant to which, in each case, the Transferee Guarantor(s) agree(s) to be liable under each such guaranty of recourse obligations and environmental indemnity agreement from and after the date of such Transfer and Assumption;

(ix)    that the Diamondback Transferee Borrower will submit to the Lender true, correct and complete copies of all documents reasonably requested by the Lender concerning the organization and existence of the Diamondback Transferee Borrower and each Transferee Guarantor;

(x)    that each Person that will have Control of, or a ten percent (10%) or greater direct or indirect interest in the Diamondback Transferee Borrower or any Person that Controls the Diamondback Transferee Borrower upon such Transfer and Assumption will be a Qualified Transferee;

(xi)    that the Lender will have received a rating agency confirmation from each of the applicable rating agencies to the extent required under the Pooling and Servicing Agreement;

(xii)    that counsel to the Diamondback Transferee Borrower and each Transferee Guarantor(s) is required to deliver to the Lender opinions in form and substance reasonably satisfactory to the Lender as to such matters as the Lender will require, which may include opinions as to substantially the same matters and were required in connection with the origination of the Diamondback Industrial Portfolio Whole Loan (including a new substantive non-consolidation opinion);

(xiii)    that the Diamondback Borrower is required to cause to be delivered to the Lender, an endorsement (relating to the change in the identity of the vestee and execution and delivery of the

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Transfer and Assumption documents) to each title insurance policy in form and substance acceptable to the Lender, in the Lender’s reasonable discretion;

(xiv)    that the Diamondback Transferee Borrower and/or the Diamondback Borrower, as the case may be, will deliver to the Lender, upon such conveyance, (A) a transfer fee equal to $250,000 for the first Transfer and Assumption and (B) a transfer fee equal to 0.50% of the outstanding principal balance for each subsequent Transfer and Assumption;

(xv)    that the Diamondback Borrower is required to pay all of the Lender’s reasonable out-of-pocket costs and expenses in connection with the Transfer and Assumption. Lender may, as a condition to evaluating any requested consent to a transfer, require that the Diamondback Borrower post a cash deposit with the Lender in an amount equal to the Lender’s anticipated costs and expenses in evaluating any such request for consent; and

(xvi)    that the Diamondback Borrower will have otherwise received the Lender’s written consent to such Transfer and Assumption (which consent will not be unreasonably withheld so long as all of the other conditions described above are satisfied, including receipt of a rating agency confirmation from each of the applicable rating agencies if required pursuant to the Pooling and Servicing Agreement.

In connection with any Transfer and Assumption, notwithstanding the fact that no guaranty of recourse obligations and/or minimum net worth and minimum amount of liquid assets is required of any Affiliate of Diamondback Borrower during the term of the Diamondback Industrial Portfolio Whole Loan, the Approved Guarantor will be required to deliver a guaranty of recourse obligations to Lender (which will be on Lender’s then standard form of guaranty of recourse obligations), which guaranty of recourse obligations will include ongoing covenants regarding net worth and liquidity reasonably satisfactory to Lender.

Immediately upon a Transfer and Assumption to such Diamondback Transferee Borrower and the satisfaction of each and every condition, the named Diamondback Borrower and Guarantor (if applicable) will be automatically released from all liability under the Diamondback Loan Agreement and the Diamondback Loan Documents first arising from and after such Transfer and Assumption. In the event an Approved Guarantor has assumed all of the liabilities and obligations of a predecessor Guarantor (if applicable) under any guaranty and/or the Environmental Indemnity Agreement from and after the date of the closing of the Diamondback Industrial Portfolio Whole Loan, such predecessor Guarantor (if applicable) will be released from all liability under the guaranty (if applicable) and the Environmental Indemnity Agreement arising from and after the Transfer and Assumption. The foregoing release will be effective automatically upon the date of such Transfer and Assumption and satisfaction of each and every condition, but Lender agrees to provide written evidence thereof reasonably requested by Diamondback Borrower (at Diamondback Borrower’s sole cost and expense).

“Approved Guarantor” means a Person (i) that satisfies the conditions set forth in clauses (x) and (y) of the definition of “Qualified Transferee”, (ii) is formed in (or, if such Person is an individual, is a citizen of), maintains its principal place of business in (or, if such Person is an individual, maintains a primary residence in), and is subject to service in the United States or Canada, (iii) has all or substantially all of its assets in the United States or Canada, (iv) whose identity, experience, financial condition and creditworthiness, including net worth and liquidity, is acceptable to Lender in Lender’s sole but good faith discretion, (v) if required pursuant to a pooling and servicing agreement entered into in connection with the securitization of the Diamondback Industrial Portfolio Whole Loan, for which Lender has received a rating agency confirmation from each applicable rating agency and (v) who either Controls a Diamondback Transferee Borrower or owns a direct or indirect interest in a Diamondback Transferee Borrower. If two or more Approved Guarantors are delivering guaranties and environmental indemnities to Lender, then the obligations of all Approved Guarantors will be joint and several.

“Qualified Transferee” means a transferee for whom, prior to the transfer, the Lender will have received and approved: (x) satisfactory evidence that the proposed transferee (1) has never been indicted or convicted of, or pled guilty or no contest to, a felony, (2) has never been indicted or convicted of, or pled guilty or no contest to, a “Patriot Act Offense” and is not on any “Government List”, (3) has never been the

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subject of a voluntary or involuntary (to the extent the same has not been discharged) bankruptcy proceeding and (4) has no material outstanding judgments against such proposed transferee and (y) “Satisfactory Search Results” with respect to such proposed transferee (as such terms are defined in the Diamondback Loan Agreement).

Liens

The Diamondback Loan Documents provide that the Diamondback Borrower is not permitted to incur any liens on any direct or indirect interest in the Diamondback Borrower or any portion of any Diamondback Mortgaged Property, other than the Diamondback Permitted Encumbrances.

“Diamondback Permitted Encumbrances” means (i) the liens and security interests created by the Diamondback Loan Documents, (ii) all encumbrances and other matters disclosed in the title insurance policies, (iii) liens, if any, for taxes or other charges imposed by any governmental authority and are (a) not yet due or delinquent or (b) being contested in good faith in accordance with the requirements of the section in the Diamondback Loan Agreement relating to taxes and other charges, (iv) any workers’, mechanics’ or other similar liens on the Diamondback Mortgaged Properties provided that any such lien is bonded or discharged within 45 days after Diamondback Borrower first receives written notice of such lien, or which is being contested in good faith in accordance with the requirements of the section in the Diamondback Loan Agreement relating to liens, (v) zoning restrictions, rights-of-way, easements, encroachments, building restrictions and other minor defects or similar charges and encumbrances on the use of any Diamondback Mortgaged Property, in each case, which do not interfere with the ordinary conduct of the business of any Diamondback Borrower and that are not incurred (a) in connection with the borrowing of money or the obtaining of advances or credit or (b) in a manner which, individually or in the aggregate, could result in a material adverse effect, (vi) such other title and survey exceptions as Lender has approved or may approve in writing in Lender’s reasonable discretion and (vii) the pledge (but not the foreclosure thereon unless such Transfer constitutes a Permitted Transfer) by one or more indirect owners of Diamondback Borrower of their respective indirect ownership interests in Diamondback Borrower to an institutional lender providing a corporate credit facility or a corporate line of credit or the equivalent, provided that such pledgor is concurrently pledging, granting a security interest in or otherwise encumbering all or a material portion of its assets in connection with such corporate credit facility or corporate line of credit and such pledge(s) of the indirect interests in Diamondback Borrower constitute, in the aggregate, no more than ten percent (10%) of the initial collateral for such corporate credit facility or corporate line of credit.

Leases and Major Contracts

Leases

Upon request by the Lender, the Diamondback Borrower is required to furnish the Lender with executed copies of all leases then in effect. All renewals of leases and all proposed leases will provide for rental rates and terms comparable to existing local market rates and will be arm’s length transactions with bona fide, independent third-party tenants. Within 10 business days after the execution of a lease or any renewals, amendments or modification of a lease, the Diamondback Borrower will deliver to the Lender a copy thereof, together with the Diamondback Borrower’s certification that such lease (or such renewal, amendment or modification) was entered into in accordance with the terms of the Diamondback Loan Agreement.

Any lease and any renewals, amendments or modification of a lease, other than a Diamondback Major Lease (or a renewal, amendment or modification to a Diamondback Major Lease) that meets the following requirements may be entered into by the Diamondback Borrower without the Lender’s prior consent: (i) provides for economic terms, including rental rates, comparable to existing local market rates for similar properties and is otherwise on commercially reasonable terms, (ii) has an initial term of not less than three years and a total term (together with all extension and renewal options) of not more than 12 years, (iii) unless a subordination, non-disturbance and attornment agreement is delivered pursuant to the Diamondback Loan Agreement, provides that such lease is subordinate to the mortgages and the assignments of leases and that the tenant thereunder will attorn to the Lender and any purchaser at a

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foreclosure sale, (iv) is with tenants that are creditworthy in the reasonable business judgement of Diamondback Borrower, (v) is on market terms and conditions, (vi) is not with an Affiliate of the Diamondback Borrower or Guarantor, and (vii) does not contain any option to purchase, any right of first refusal to purchase, any right to terminate (except if such termination right is triggered by the destruction or condemnation of substantially all of the applicable Diamondback Mortgaged Property) or any other terms which would materially adversely affect the Lender’s rights under the Diamondback Loan Documents. All other leases (including Diamondback Major Leases) and all renewals, amendments and modifications thereof executed after the Diamondback Loan Origination Date are subject to the Lender’s prior approval (other than renewals, expansions, contractions and other unilateral options exercised by the applicable tenant pursuant to the express terms of a Lease for which no Diamondback Borrower has any consent right) which approval may not be unreasonably withheld.

If requested by a Diamondback Borrower and to better facilitate Diamondback Borrower’s leasing process, Diamondback Borrower may present prospective leasing transactions to Lender for approval prior to the negotiation of a final Lease. Such presentation must include a summary term sheet of all material terms of the proposed Lease or a draft of the proposed Lease, as supplemented by (x) any material changes made by Diamondback Borrower to update negotiations with the proposed tenant (including to reflect additional or modified terms to the summary term sheet) and (y) any additional information concerning such proposed Lease or the tenant thereunder as may be reasonably requested by Lender (the “Lease Term Sheet). If Lender approves or is deemed to have approved the Lease Term Sheet in accordance with the terms of the Diamondback Loan Agreement, Lender’s further approval will not be required for the final lease, except to the extent such final lease (i) deviates in any material respect from the terms set forth on the Lease Term Sheet or contains any material terms not set forth in the Lease Term Sheet or (ii) is not fully executed within 90 days after the Lease Term Sheet is approved (or deemed approved) by Lender; provided that, nothing contained in this clause (b) will be construed to require Lender’s approval of any Lease for which approval is not otherwise required by the section in the Diamondback Loan Agreement relating to approvals of leases or renewals, amendments or modifications of leases.

The Diamondback Borrower may not permit or consent to any assignment or sublease of any Diamondback Major Lease without the Lender’s prior written approval (other than assignments or subleases expressly permitted under any Diamondback Major Lease pursuant to a unilateral right of the tenant thereunder not requiring the consent of the Diamondback Borrower).

“Diamondback Major Lease” means any lease which, either individually, or when taken together with any other lease with the same tenant or its Affiliates, and assuming the exercise of all expansion rights and all preferential rights to lease additional space contained in such lease, excluding so-called “soft” rights of first offer in favor of tenants where such tenant has a right to make a first offer to lease additional space in the building, but a Diamondback Borrower is not obligated to accept such offer and/or the rent (or the mechanism for determining rent) for such space is not pre-determined, (i) covers more than 500,000 rentable square feet (provided, that, only for the Diamondback Industrial Portfolio 1 Whole Loan Agreement to the extent one or more applicable Diamondback Mortgaged Properties are released in accordance with the section in the Diamondback Loan Agreement relating to the sale of a property and the Menomonee Falls property remains subject to the lien of the mortgage on such Diamondback Mortgaged Property, any lease at the Menomonee Falls property that covers more than 100,000 rentable square feet will also be considered a Diamondback Major Lease), (ii) contains an option or other preferential right to purchase all or any portion of any Diamondback Mortgaged Property, (iii) is with an Affiliate of any Diamondback Borrower as tenant, or (iv) is entered into during the continuance of a Trigger Period.

Major Contracts

The Diamondback Borrower is required to obtain the Lender’s prior written approval of any and all Major Contracts affecting any Diamondback Mortgaged Property, which approval may be granted or withheld in the Lender’s sole discretion.

“Major Contract” means (i) any management, brokerage or leasing agreement, (ii) any cleaning, maintenance, service or other contract or agreement of any kind (other than leases) of a material nature

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(materiality for these purposes to include, without limitation, contracts which extend beyond one year (unless cancelable on 30 days or less notice without requiring the payment of termination fees or payments of any kind)), in any case relating to the ownership, leasing, management, use, operation, maintenance, repair or restoration of any Diamondback Mortgaged Property, whether written or oral, or (iii) any contract or agreement with an Affiliate of the Diamondback Borrower.

Risk Management

Insurance

The Diamondback Borrower is required to obtain and maintain, or cause to be maintained, insurance policies for the Diamondback Borrower and the Diamondback Mortgaged Property or Diamondback Mortgaged Properties owned by the Diamondback Borrower, providing at least the following coverages:

(i)        Property insurance against loss or damage by fire, any type of wind (including named storms), lightning and such other perils as are included in a standard “special form” or “all-risk” policy, and against loss or damage by all other risks and hazards covered by a standard extended coverage insurance policy, with no exclusion for damage or destruction caused by acts of terrorism riot and civil commotion, vandalism, malicious mischief, burglary and theft (A) in an amount equal to 100% of the “Full Replacement Cost” of such Diamondback Mortgaged Property, which for purposes of the Diamondback Loan Agreement will mean replacement value (exclusive of costs of excavations, foundations, underground utilities and footings) with a waiver of depreciation; (B) have deductibles no greater than $100,000, with the exception of windstorm or earthquake, which may have deductibles not to exceed 5% of the total insurable value of such Diamondback Mortgaged Property per occurrence; (C) to be written on a no coinsurance form or containing an agreed amount endorsement with respect to the improvements and personal property at such Diamondback Mortgaged Property waiving all co-insurance provisions; and (D) containing ordinance or law coverage if any of the improvements or the use of such Diamondback Mortgaged Property will at any time constitute legal non-conforming structures or uses, and compensating for loss to the undamaged portion of the building (with a limit equal to replacement cost), the cost of demolition and the increased costs of construction, each in amounts as required by the Lender. In addition, the Diamondback Borrower is required to obtain: (y) if any portion of the improvements or personal property is currently or at any time in the future located in a federally designated special flood hazard area (“SFHA”), flood hazard insurance for all such improvements and/or personal property located in the SFHA in an amount equal to the (1) the maximum amount of building and, if applicable, contents insurance available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended (the “Flood Insurance Acts”) plus (2) such additional coverage as the Lender will require, subject to a deductible not to exceed an amount equal to the maximum available through the Flood Insurance Acts; and (z) earthquake insurance in amounts and in form and substance satisfactory to the Lender (provided that the Lender will not require earthquake insurance unless such Diamondback Mortgaged Property is located in an area with a high degree of seismic activity and a Probable Maximum Loss (“PML”) or Scenario Expected Loss (“SEL”) of greater than 20%), provided that the insurance pursuant to (y) and (z) above will be on terms consistent with the comprehensive all risk insurance policy required under this paragraph (i);

(ii)        commercial general liability insurance, including coverages against claims for personal injury, bodily injury, death or property damage occurring upon, in or about such Diamondback Mortgaged Property, such insurance (A) to be on an “occurrence” form and containing minimum limits per occurrence of $1,000,000 with a combined aggregate limit per policy year, excluding umbrella coverage, of not less than $2,000,000; (B) to continue at not less than the aforesaid limit until required to be changed by Lender by reason of changed economic conditions making such protection inadequate; and (C) to cover at least the following hazards: (1) such property and operations; (2) products and completed operations on an “if any” basis; (3) independent contractors; and (4) contractual liability for all insured contracts to the extent the same is available;

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(iii)        rental loss and/or business income interruption insurance (A) with loss payable to the Lender; (B) covering all risks required to be covered by the insurance provided for in paragraph (i) above, paragraph (vi) below and paragraph (xii) below; (C) covering a period of restoration of 24 months and containing an extended period of indemnity endorsement which covers the 12-month period commencing on the date on which the such Diamondback Mortgaged Property has repaired or replaced and operations are resumed; and (D) in an amount equal to 100% of the projected gross revenue from such Diamondback Mortgaged Property (less non-continuing expenses) for a period of 24 months. The amount of such business income insurance will be determined at least once each year thereafter based on the Diamondback Borrower’s reasonable estimate of the gross revenue from such Diamondback Mortgaged Property (less non-continuing expenses);

(iv)        at all times during which structural construction, repairs or alterations are being made with respect to the improvements, and only if such Diamondback Mortgaged Property coverage form does not otherwise apply, (A) commercial general liability and umbrella liability insurance covering claims related to the constructions, repairs or alterations being made which are not covered by or under the terms or provisions of the commercial general liability and umbrella liability insurance policy required as set forth in the Diamondback Loan Agreement; and (B) the insurance provided for in paragraph (i) above written in a so-called builder’s risk completed value form (1) on a non-reporting basis, (2) against all risks insured against pursuant to subparagraph (i) above, (3) including permission to occupy such Diamondback Mortgaged Property, and (4) with an agreed amount endorsement waiving co-insurance provisions;

(v)        workers’ compensation for employees of Diamondback Borrower, subject to the statutory limits of the state in which such Diamondback Mortgaged Property is located, and employer’s liability insurance for employees of Diamondback Borrower with at least One Million and No/100 Dollars ($1,000,000) per accident and per disease per employee, and $1,000,000 for disease aggregate in respect of any work or operations on or about such Diamondback Mortgaged Property, or in connection with such Diamondback Mortgaged Property or its operation (if applicable);

(vi)        comprehensive boiler and machinery/equipment breakdown insurance, if applicable, in an amount not less than their replacement cost or such other amount as will be reasonably required by the Lender on terms consistent with the commercial property insurance policy required under subparagraph (i) above;

(vii)        umbrella liability insurance in addition to primary coverage in an amount not less than $100,000,000 per occurrence on terms consistent with the commercial general liability insurance policy required under paragraph (ii) above and paragraph (viii) below;

(viii)        motor vehicle liability coverage for all of each of Diamondback Borrower’s owned and non-owned vehicles, including rented and leased vehicles containing minimum limits per occurrence, including umbrella coverage, with limits of $1,000,000 per occurrence combined single limit for bodily injury and/or property damage liability;

(ix)        insurance against employee dishonesty with respect to any employees of the Diamondback Borrower in an amount not less than one month of gross revenue from the Diamondback Mortgaged Properties and with a deductible not greater than $150,000;

(x)        upon 60 days’ notice, such other reasonable insurance and in such reasonable amounts as Lender from time to time may reasonably request against such other insurable hazards which at the time are commonly insured against for properties similar to such Diamondback Mortgaged Property located in or around the region in which such Diamondback Mortgaged Property is located;

(xi)        the property insurance, commercial general liability, umbrella liability insurance and rental loss and/or business interruption insurance required under paragraphs (i), (ii), (iii) and (vii) above will cover perils of terrorism and acts of terrorism (or at least not specifically exclude same) and the Diamondback Borrower will maintain property insurance, commercial general liability,

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umbrella liability insurance and rental loss and/or business interruption insurance for loss resulting from perils and acts of terrorism on terms (including amounts and deductibles) consistent with those required under paragraphs (i), (ii), (iii) and (vii) above (or at least not specifically excluding same) at all times during the term of the Diamondback Industrial Portfolio Whole Loan. For so long as the Terrorism Risk Insurance Program Reauthorization Act of 2015 or any replacement, reauthorization or extension thereof (“TRIPRA”) is in effect and continues to cover both foreign and domestic acts, the Lender will accept terrorism insurance with coverage against acts which are “certified” within the meaning of TRIPRA;

(xii)        notwithstanding anything in paragraph (i) or (xii) above to the contrary, the Diamondback Borrower will be required to obtain and maintain coverage in its property insurance policy (or by a separate policy) against loss or damage by terrorist acts in an amount equal to 100% of the Full Replacement Cost of the Diamondback Mortgaged Property owned by such Diamondback Borrower plus the rental loss and/or business interruption coverage under paragraph (iii) above; provided that such coverage is available. In the event that such coverage with respect to terrorist acts is not included as part of the “all risk” property policy required by paragraph (i) above, the Diamondback Borrower will, nevertheless be required to obtain coverage for terrorism (as standalone coverage) in an amount equal to 100% of the Full Replacement Cost of such Diamondback Mortgaged Property plus the rental loss and/or business interruption coverage under paragraph (iii) above; provided that such coverage is available. The Diamondback Borrower will obtain the coverage required under this paragraph (xii) from a carrier which otherwise satisfies the rating criteria specified below (a “Qualified Carrier”) or in the event that such coverage is not available from a Qualified Carrier, the Diamondback Borrower is required to obtain such coverage from the highest rated insurance company providing such coverage. Notwithstanding the foregoing, in the event TRIPRA is no longer in effect, Diamondback Borrower will be required to carry terrorism insurance throughout the term of the Diamondback Industrial Portfolio Whole Loan as required in this clause (i), but in such event Diamondback Borrower will not be required to pay any insurance premiums solely with respect to such terrorism coverage in excess of the Terrorism Premium Cap and, if the cost of such terrorism coverage exceeds the Terrorism Premium Cap, Diamondback Borrower will purchase the maximum amount of terrorism coverage available with funds equal to the Terrorism Premium Cap; provided that, if the insurance premiums payable with respect to such terrorism coverage exceeds the Terrorism Premium Cap, Lender may, at its option (1) purchase such stand-alone terrorism policy, with Diamondback Borrower paying such portion of the insurance premiums with respect thereto equal to the Terrorism Premium Cap and the Lender paying such portion of the insurance premiums in excess of the Terrorism Premium Cap or (2) modify the deductible amounts, policy limits and other required policy terms to reduce the insurance premiums payable with respect to such stand-alone terrorism policy to the Terrorism Premium Cap;

(xiii)        notwithstanding anything to the contrary in the Diamondback Loan Agreement, to the extent: (i) any lease in effect on the date hereof is in full force and effect, (ii) no default beyond any applicable notice and cure period has occurred and is continuing under such lease, (iii) the tenant or guarantor under such lease remains fully liable for the obligations and liabilities under such lease and maintains a credit rating from S&P of at least “A”, (iv) the terms of such lease provide that the lease will remain in full force and effect following a casualty and tenant is obligated per the terms of such Lease to rebuild and/or repair the applicable Diamondback Mortgaged Property at its sole cost and expense with no period of rent abatement related thereto, (v) tenant maintains, either through a program of self-insurance or otherwise, the insurance required to be maintained by it under the lease and tenant is required to name Lender as additional insured under the commercial general liability insurance policies or self-insurance required under the lease (inclusive of any required umbrella/excess liability as may be required under the lease), and (vi) Diamondback Borrower has provided to Lender, evidence satisfactory to Lender that the tenant under such lease maintains in full force and effect the insurance described in clause (v) above (collectively the “Self-Insurance Requirements”), then Diamondback Borrower will be deemed in compliance with the requirements under the Diamondback Loan Agreement with respect to the applicable Diamondback Mortgaged Property and will not be required to maintain the coverage required with respect to the Diamondback Mortgaged Property. If any tenant fails to meet the Self-Insurance

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Requirements, then Diamondback Borrower must obtain, at Diamondback Borrower’s sole cost and expense, all insurance as required under the Diamondback Loan Agreement which meets the requirements of the Diamondback Loan Agreement and provides coverage that will pay proceeds in an amount sufficient to restore the Diamondback Mortgaged Property to the extent such proceeds are not paid or otherwise made available under the insurance policies carried by tenant. Such insurance will either be (x) “Primary” insurance coverage in the event that the tenant does not provide the applicable insurance coverage required in the Diamondback Loan Agreement, or (y) “excess and contingent” insurance coverage, over and above any other valid and collectible coverage then in existence, in the event that tenant does not have sufficient coverage to meet the requirements under the Diamondback Loan Agreement, as will be necessary to bring the insurance coverage for the Diamondback Mortgaged Property into full compliance with all of the terms and conditions of the section in the Diamondback Loan Agreement relating to insurance; and

(xiv)        in addition to the insurance coverages described above, the Diamondback Borrower will obtain such other insurance as may from time to time be reasonably required by the Lender in order to protect its interests.

Any blanket insurance policy will be subject to the Lender’s approval and will otherwise provide the same protection as would a separate policy insuring only the Diamondback Mortgaged Properties in compliance with the provisions of paragraph (a) above (any such blanket policy, an “Acceptable Blanket Policy”). To the extent that the policies are maintained pursuant to an Acceptable Blanket Policy that covers more than one location within a one thousand foot radius of any Diamondback Mortgaged Property, the limits of such Acceptable Blanket Policy must be sufficient to maintain coverage as set forth in paragraph (a) above for each Diamondback Mortgaged Property and any and all other locations combined within such radius that are covered by such blanket policy calculated on a total insured value basis.

All insurance policies described above (i) with respect to the policies of property insurance, contain clauses or endorsements to the effect that, (1) no act or negligence of the Diamondback Borrower, or anyone acting for the Diamondback Borrower, or of any tenant or other occupant, or failure to comply with the provisions of any policy, which might otherwise result in a forfeiture of the insurance or any part thereof, or foreclosure or similar action, will in any way affect the validity or enforceability of the insurance insofar as the Lender is concerned, (2) the policies will not be cancelled without at least 30 days’ written notice to the Lender, except 10 days’ notice for non-payment of premium and (3) the issuer(s) of the policies will give written notice to the Lender if the issuers elect not to renew the policies prior to its expiration; (ii) with respect to all policies of liability insurance, if obtainable by the Diamondback Borrower using commercially reasonable efforts, contain clauses or endorsements to the effect that, (1) the policy will not be canceled without at least 30 days’ written notice to the Lender and any other party named therein as an additional insured (other than in the case of non-payment in which case only ten days prior notice, or the shortest time allowed by applicable legal requirement (whichever is longer), will be required) and will not be materially changed (other than to increase the coverage provided thereby) without such a thirty 30 day notice and (2) the issuers thereof will give notice to the Lender if the issuers elect not to renew such policies prior to its expiration. If the issuers cannot or will not provide notice, the Diamondback Borrower will be obligated to provide such notice; and (iii) not contain any clause or provision that would make the Lender liable for any insurance premiums thereon or subject to any assessments thereunder.

All policies of insurance required pursuant to the Diamondback Loan Agreement are required (i) to be issued by companies authorized or licensed to do business in the state where the Diamondback Mortgaged Property is located, with a financial strength and claims paying ability rating of (1) a financial strength and claims paying ability rating of (x) “A” or better by S&P and (y) “A2” or better by Moody’s, to the extent Moody’s rates the Loan-Specific Certificates, and (z) “A” or better by Fitch, to the extent Fitch rates the Loan-Specific Certificates, (provided, however for multi-layered policies, (A) if four (4) or fewer insurance companies issue the policies, then at least 75% of the insurance coverage represented by the policies must be provided by insurance companies with a rating of “A” or better by S&P and “A2” or better by Moody’s, to the extent Moody’s rates the Loan-Specific Certificates, and “A” or better by Fitch, to the

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extent Fitch rates the Loan-Specific Certificates, with no carrier below “BBB” by S&P and “Baa2” or better by Moody’s, to the extent Moody’s rates the Loan-Specific Certificates, and “BBB” or better by Fitch, to the extent Fitch rates the Loan-Specific Certificates, or (B) if 5 or more insurance companies issue the policies, then at least 60% of the insurance coverage represented by the policies must be provided by insurance companies with a rating of “A” or better by S&P and “A2” or better by Moody’s, to the extend Moody’s rates the Loan-Specific Certificates, and “BBB” or better by Fitch, to the extent Fitch rates the Certificates, and (2) a rating of “A:X” or better in the current Best’s Insurance Reports; (ii) with respect to all property insurance policies and rental loss and/or business interruption insurance policies, to contain a Standard Mortgagee Clause/Lender’s Loss Payable Endorsement, or their equivalents, naming the Lender as the person to whom all payments made by such insurance company will be paid; (iii) to contain a waiver of subrogation against the Lender; (iv) to contain such provisions as the Lender deems reasonably necessary or desirable to protect its interest including endorsements providing (A) that no Diamondback Borrower, the Lender or any other party will be a co-insurer under said policies and (B) in addition to complying with any other requirements expressly set forth in the Diamondback Loan Agreement for a deductible per loss of an amount not more than that which is customarily maintained by prudent owners of properties with a standard of operation and maintenance comparable to and in the general vicinity of such Diamondback Mortgaged Property, but in no event in excess of an amount reasonably acceptable to the Lender; and (v) to be satisfactory in form and substance to the Lender and will be approved by the Lender as to amounts, form, risk coverage, deductibles, loss payees and insureds.

In the event of foreclosure of the mortgages or other transfer of title to the Diamondback Mortgaged Properties in extinguishment in whole or in part of the Diamondback Industrial Portfolio Whole Loan, all right, title and interest of the Diamondback Borrower in and to the policies that are not blanket policies then in force concerning the Diamondback Mortgaged Properties and all proceeds payable thereunder will thereupon vest in the purchaser at such foreclosure or the Lender or other transferee in the event of such other transfer of title.

“Terrorism Premium Cap” means an amount equal to two times the amount of the insurance premium that is payable in respect of the Diamondback Mortgaged Properties and business interruption/rental loss insurance required under the Diamondback Loan Documents (without giving effect to the cost of terrorism and earthquake components of such Diamondback Mortgaged Property and business interruption/rental loss insurance) at the time that such terrorism coverage is excluded from the applicable policy.

Casualty and Condemnation

The Diamondback Borrower is required to give prompt notice to the Lender of any casualty or condemnation or of the actual or threatened commencement of any proceedings that would result in a condemnation of all or any portion of any Diamondback Mortgaged Property. With respect to a condemnation, the Lender may participate in any such proceedings, and the Diamondback Borrower is required to deliver to the Lender from time to time all instruments requested by it to permit such participation and, at its expense, diligently prosecute any such proceedings, and consult with the Lender, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings.

Following the occurrence of a casualty, the Diamondback Borrower, regardless of whether insurance proceeds are available, is required to promptly proceed to restore, repair, replace or rebuild the affected Diamondback Mortgaged Property in accordance with legal requirements to be of at least equal value and as nearly as possible to the condition the applicable Diamondback Mortgaged Property was in immediately prior to such damage or destruction. The Lender may, but will not be obligated to make proof of loss if not made promptly by the Diamondback Borrower. In addition, the Lender may participate in any settlement discussions with any insurance companies (and will approve any final settlement) (i) if a Diamondback Loan Event of Default is continuing or (ii) with respect to any casualty in which the Net Proceeds or the costs of completing the restoration are equal to or greater than, with respect to the affected Diamondback Mortgaged Property, 2% of the loan amount allocated to such Diamondback Mortgaged Property pursuant to the Diamondback Loan Agreement, and the Diamondback Borrower will deliver to the Lender all instruments required by the Lender to permit such participation. Except as set forth in the foregoing sentence, any insurance proceeds in connection with any casualty will be due and payable solely to the Lender and held by the Lender in accordance with the terms of the Diamondback Loan Agreement.

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In the event the Diamondback Borrower or any party other than the Lender is a payee on any check representing insurance proceeds with respect to any casualty, the Diamondback Borrower will immediately endorse, and cause all such third parties to endorse, such check payable to the order of the Lender.

In connection with any restoration: (a) if the Net Proceeds are less than, with respect to the affected Diamondback Mortgaged Property, 1% of the loan amount allocated to such Diamondback Mortgaged Property pursuant to the Diamondback Loan Agreement, and provided no Diamondback Loan Event of Default is continuing, the Net Proceeds will be disbursed by the Lender to the Diamondback Borrower upon receipt, provided that all of the conditions set out in the immediately following paragraph are met and the Diamondback Borrower delivers to the Lender a written undertaking to expeditiously commence and to satisfactorily complete with due diligence the restoration in accordance with the terms of the Diamondback Loan Agreement, and (b) If the Net Proceeds are equal to or greater than, with respect to the affected Diamondback Mortgaged Property, 1% of the loan amount allocated to such Diamondback Mortgaged Property pursuant to the Diamondback Loan Agreement, the Net Proceeds will be held by the Lender and the Lender will make the Net Proceeds available for the restoration in accordance with the conditions described in the immediately following paragraph.

The Net Proceeds will be made available to the Diamondback Borrower for restoration upon the determination of the Lender, in its sole discretion, that the following conditions are met: (A) no Diamondback Loan Event of Default has occurred and is continuing; (B) (1) in the event the Net Proceeds are Insurance Proceeds, less than 30% of the total floor area of the improvements on the affected Diamondback Mortgaged Property has been damaged, destroyed or rendered unusable as a result of such casualty or (2) in the event the Net Proceeds are Condemnation Proceeds, less than 10% of the land constituting the affected Diamondback Mortgaged Property is taken, and such land is located along the perimeter or periphery of such Diamondback Mortgaged Property, and no portion of the improvements is located on such land; (C) leases demising in the aggregate a percentage amount equal to or greater than 65% of the total rentable space in the affected Diamondback Mortgaged Property which has been demised under executed and delivered leases in effect as of the date of the occurrence of such casualty or condemnation, whichever the case may be, will remain in full force and effect during and after the completion of the restoration (other than leases which expire by their terms) without abatement of rent beyond the time required for restoration, notwithstanding the occurrence of any such casualty or condemnation, whichever the case may be, and will make all necessary repairs and restorations thereto that are not being made by the Diamondback Borrower as part of the restoration at the Diamondback Borrower’s sole cost and expense; (D) the Diamondback Borrower commences the restoration as soon as reasonably practicable (but in no event later than 90 days after such casualty or condemnation, whichever the case may be, occurs) and diligently pursues the same to satisfactory completion; (E) the Lender is satisfied that any operating deficits, including all scheduled payments of principal and interest under the Diamondback Notes, which will be incurred with respect to the affected Diamondback Mortgaged Property as a result of the occurrence of any such casualty or condemnation, whichever the case may be, will be covered out of (1) the Net Proceeds, (2) the rental loss and/or business income interruption insurance, if applicable, or (3) by other funds of the Diamondback Borrower; (F) the Lender will be satisfied that the (x) restoration will be completed on or before the earliest to occur of (1) the date four months prior to the Diamondback Stated Maturity Date, (2) the earliest date required for such completion under the terms of any Diamondback Major Lease, (3) such time as may be required under applicable legal requirements or (4) four months prior to the expiration of the rental loss and/or business income interruption insurance coverage and (y) the affected Diamondback Mortgaged Property can be restored to the affected Diamondback Mortgaged Property’s pre-existing condition and utility as existed immediately prior to such casualty or condemnation, and to an economic unit not less valuable and not less useful than the same was immediately prior to the casualty or condemnation; (G) the affected Diamondback Mortgaged Property and the use thereof after the restoration will be in compliance with and permitted under all applicable legal requirements; (H) the restoration will be done and completed by the Diamondback Borrower in an expeditious and diligent fashion and in compliance with all applicable legal requirements; (I) such casualty or condemnation, as applicable, does not result in the loss of access to the affected Diamondback Mortgaged Property or the related improvements; (J) after giving effect to the restoration, the Restoration DSCR will be equal to or greater than 1.40x; (K) after giving effect to the restoration, the loan-to-value ratio of the Diamondback Industrial Portfolio Whole Loan will be equal to or less than 65%; (L) if the Net Proceeds are more than $500,000, the Diamondback Borrower will

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deliver, or cause to be delivered, to the Lender a signed detailed budget approved in writing by the Diamondback Borrower’s architect or engineer stating the entire cost of completing the restoration, which budget will be acceptable to the Lender in its reasonable determination (such approval not to be unreasonably withheld, conditioned or delayed); and (M) the Net Proceeds together with any cash or cash equivalent deposited by the Diamondback Borrower with the Lender are sufficient in the Lender’s reasonable discretion to cover the cost of the restoration.

The Net Proceeds will be held by the Lender in the Casualty and Condemnation Account and, until disbursed in accordance with the related provisions of the Diamondback Loan Agreement, will constitute additional security for the debt and other obligations under the Diamondback Loan Documents.

All plans and specifications required in connection with the restoration will be subject to the prior approval of the Lender and an independent consulting engineer selected by the Lender. All costs and expenses incurred by the Lender in connection with recovering, holding and advancing the Net Proceeds for the restoration including, without limitation, reasonable attorneys’ fees and disbursements and the independent consulting engineer’s fees and disbursements, will be paid by the Diamondback Borrower.

“Net Proceeds” means (i) the net amount of all insurance proceeds received by the Lender pursuant the provisions of the Diamondback Loan Agreement concerning insurance policies as a result of such damage or destruction, after deduction of its reasonable costs and expenses (including reasonable counsel fees), if any, in collecting same (“Insurance Proceeds”), or (ii) the net amount of the award, after deduction of its reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same (“Condemnation Proceeds”), whichever the case may be.

“Restoration DSCR” means, as of any date of determination, the ratio of (a) the underwritten net cash flow of the Diamondback Mortgaged Properties, based on (x) annualized in place rents or annualized rents under leases that are reasonably expected by the Lender to remain in place following the completion of such restoration and (y) expenses on a pro forma basis, to (b) an amount equal to the annual debt service of the Diamondback Industrial Portfolio Whole Loan.

Annual Budget

Provided no Trigger Period has occurred and is continuing, Diamondback Borrower is required to submit to Lender (for informational purposes only) an annual budget as and when such annual budget has been approved by the Vereit Member and the K Trust Member pursuant to the terms of the JV agreement (which each Diamondback Borrower is required to endeavor to deliver to Lender by December 1st of each calendar year). During the continuance of a Trigger Period, Diamondback Borrower is required to submit to Lender, by December 1st of each year, the annual budget for the succeeding fiscal year. The Lender will have the right to approve each annual budget (which approval will not be unreasonably withheld, conditioned or delayed so long as no Diamondback Loan Event of Default is continuing) (such approved annual budget, an “Approved Annual Budget”). During the continuance of a Trigger Period, until such time that any annual budget has been approved by the Lender, the prior Approved Annual Budget with the Permitted Budget Variances therefrom will apply for all purposes under the Diamondback Loan Agreement (with such adjustments as reasonably determined by the Lender to reflect actual increases in taxes, insurance premiums and utilities expenses). To the extent Lender has approval rights over an annual budget, neither the Diamondback Borrower nor the Manager will materially change or modify the annual budget that has been approved by the Lender without the prior written consent of the Lender. During the continuance of a Trigger Period, the Lender may require the Diamondback Borrower, on a quarterly basis, to furnish to the Lender for approval (which approval will not be unreasonably withheld, conditioned or delayed provided no Diamondback Loan Event of Default exists) an updated annual budget. Any Material Alteration that is included in an Approved Annual Budget (or modification thereof) so approved by Lender will not be required to be further approved by Lender as a Material Alteration pursuant to the section in the Diamondback Loan Agreement relating to alterations of improvements and equipment; provided that the submission of any annual budget (or modification thereof) that includes such Material Alteration prominently states “THIS BUDGET SUBMITTED FOR APPROVAL INCLUDES ONE OR MORE MATERIAL

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ALTERATIONS” and a brief description thereof (and any such Material Alteration that is included in an Approved Annual Budget so approved by Lender will be an “Approved Budgeted Material Alteration”).

“Material Alteration” means any alteration affecting structural elements of the improvements, utility or HVAC system contained in any improvements or the exterior of any Mortgaged Property, the cost of which exceeds the alteration threshold; provided, however, that in no event will (i) any Required Repairs, (ii) any tenant improvement work or other alterations or repairs performed pursuant to any lease existing on the date hereof or entered into hereafter in accordance with the provisions of the Diamondback Loan Agreement, (iii) alterations performed as part of a restoration, and/or (iv) non-structural, decorative work performed in the ordinary course, constitute a Material Alteration. An Approved Budgeted Material Alteration will constitute a Material Alteration but will not require separate Lender approval pursuant to the section in the Diamondback Loan Agreement relating to alterations of improvements and equipment.

Financial Reporting

Annual Financial Statements

Not later than 85 days after the end of each fiscal year the Diamondback Borrower is required to deliver to the Lender unaudited financial statements, internally prepared on an accrual basis, covering the Diamondback Mortgaged Property owned by the Diamondback Borrower, including a balance sheet as of the end of such year, a statement of revenues and expenses for such year and the fourth quarter thereof, as well as the supplemental schedule of net income or loss presenting the net income or loss for such Diamondback Mortgaged Property and occupancy statistics for such Diamondback Mortgaged Property. Such annual financial statements will be accompanied by an officer’s certificate in the form required pursuant to the Diamondback Loan Agreement; provided, however, unaudited financial statements delivered by Diamondback Borrower for the fourth quarter of a fiscal year and are otherwise delivered in accordance with the Diamondback Loan Agreement.

Not later than 120 days after the end of each fiscal year the Diamondback Borrower is required to deliver to the Lender, audited financial statements certified by an independent accountant in accordance with GAAP, and, to the extent required under the Diamondback Loan Agreement, the requirements of Regulation AB under the Securities Act and the Exchange Act, as such regulation may be amended from time to time (“Regulation AB”), covering the Diamondback Mortgaged Property owned by such Diamondback Borrower, including a balance sheet as of the end of such year, a statement of revenues and expenses for such year and the fourth quarter thereof, as well as the supplemental schedule of net income or loss presenting the net income or loss for such Diamondback Mortgaged Property and occupancy statistics for such Diamondback Mortgaged Property. Diamondback Borrower’s audited financial statements will be in the form of an annual combined balance sheet of the Diamondback Borrower (and no other entities), together with the related combined statements of operations, members’ capital and cash flows, including a combined balance sheet and statement of income for the Diamondback Mortgaged Properties on a combined basis and such annual financial statements will be accompanied by an officer’s certificate in the form required pursuant to the Diamondback Loan Agreement.

Not later than 120 days after the end of each fiscal year of the Diamondback Borrower’s operations, with respect to any Diamondback Mortgaged Property that is then undergoing a capital improvement project required to be performed by Diamondback Borrower pursuant to the terms of the applicable lease(s),an annual summary of any and all such capital expenditures made at the Diamondback Mortgaged Property owned by such Diamondback Borrower during the prior 12 month period.

Quarterly Financial Statements

Not later than 60 days following the end of each fiscal quarter (or, upon request from Lender, 30 days following the end of each calendar month prior to a securitization of the Diamondback Industrial Portfolio Whole Loan), each Diamondback Borrower is required to deliver to Lender: (a) unaudited financial statements, internally prepared on an accrual basis including a balance sheet as of the end of such quarter (or month), and a statement of revenues and expenses for such quarter (or month) and the year to date.

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Such statements for each quarter (or month) will be accompanied by an officer’s certificate certifying to the best of the signer’s knowledge, (A) that such statements fairly represent the financial condition and results of operations of the Diamondback Borrower, (B) that as of the date of such officer’s certificate, no Diamondback Loan Event of Default exists under the Diamondback Loan Agreement, the Diamondback Notes or any other Diamondback Loan Document or, if so, specifying the nature and status of each such Diamondback Loan Event of Default and the action then being taken by the Diamondback Borrower or proposed to be taken to remedy such Diamondback Loan Event of Default, and (C) that as of the date of each officer’s certificate, no litigation exists involving the Diamondback Borrower or the Diamondback Mortgaged Property owned by the Diamondback Borrower in which the amount involved is $500,000 (in the aggregate) or more or in which all or substantially all of the potential liability is not covered by insurance, or, if so, specifying such litigation and the actions being taking in relation thereto. Such financial statements are required to contain such other information as may be reasonably requested by the Lender for purposes of calculations to be made by the Lender pursuant to the terms of the Diamondback Loan Agreement, and (b) a true, correct and complete rent roll for the Diamondback Mortgaged Property owned by the Diamondback Borrower, dated as of the last month of such fiscal quarter (or month), showing the percentage of gross leasable area of such Diamondback Mortgaged Property, if any, leased as of the last day of the preceding calendar quarter (or month), the current annual rent for such Diamondback Mortgaged Property, the expiration date of each lease, whether to the Diamondback Borrower’s knowledge any portion of such Diamondback Mortgaged Property has been sublet, and if it has, the name of the subtenant, and such rent roll will be accompanied by an officer’s certificate (A) certifying that such rent roll is true, correct and complete in all material respects as of its date, (B) stating whether the Diamondback Borrower, within the past three months, has issued a notice of default with respect to any lease which has not been cured and the nature of such default, and (C) stating whether, within the past three months, any tenant has “gone dark” or the Diamondback Borrower has received a notice from any tenant of its intention to “go dark”.

Other Reports

Diamondback Borrower is required to deliver to the Lender, within 10 business days of the receipt thereof by the Diamondback Borrower, a copy of all reports prepared by the Manager pursuant to the Management Agreement relating to such Diamondback Mortgaged Property, including, without limitation, the annual budget and any inspection reports; provided, however, that such additional information is required to be obtained at no material expense to Diamondback Borrower.

The Diamondback Borrower is required to submit to the Lender the financial data and financial statements required in connection with a sale of the Diamondback Industrial Portfolio Whole Loan in a secondary market transaction as set forth in the Diamondback Loan Agreement, if and when available.

The Diamondback Borrower is required to furnish or cause to be furnished to the Lender, upon request, any financial data or financial statements prepared by or on behalf of a tenant under any Lease Sweep Lease, to the extent such financial data or statements were actually delivered to the Diamondback Borrower.

If the Diamondback Borrower fails to provide to the Lender or its designee any of the financial statements, certificates, reports or information described above within 30 days after the date upon which such information is due, Lender will have the option, upon 15 days’ notice to the Diamondback Borrower to gain access to the Diamondback Borrower’s books and records and prepare or have prepared at the Diamondback Borrower’s expense, any information not delivered by the Diamondback Borrower.

Representations and Warranties

The Diamondback Borrower made the representations and warranties in the Diamondback Loan Agreement set forth in “Exhibit C-1—Representations and Warranties of the Diamondback Borrowers” as of the Diamondback Loan Origination Date.

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SPE Covenants

The Diamondback Borrower has covenanted under the Diamondback Loan Agreement that it is a special purpose bankruptcy remote entity (a “Special Purpose Bankruptcy Remote Entity”) and that since the date of its formation and at all times on and after the Diamondback Loan Origination Date and until such time as the obligations under the Diamondback Loan Agreement will be paid and performed in full:

(a)           The Diamondback Borrower (i) has been, is, and will be organized solely for the purpose of acquiring, owning, developing, redeveloping, improving, renovating, refurbishing, building upon, rehabilitating, altering, licensing, repairing, managing, operating, renting, leasing, maintaining, financing, refinancing, mortgaging, encumbering, selling, transferring, exchanging, and otherwise dealing with all or any portion of the Diamondback Mortgaged Property, entering into the Diamondback Loan Agreement with the Lender, refinancing the Diamondback Mortgaged Property in connection with a permitted repayment of the Diamondback Industrial Portfolio Whole Loan, and transacting lawful business that is incident, necessary and appropriate to accomplish the foregoing, (ii) has not owned, does not own, and will not own any asset or property other than (A) the Diamondback Mortgaged Property, and (B) incidental personal property necessary for the ownership or operation of the Diamondback Mortgaged Property and (iii) has been, is, and will be organized for the purpose of investing the equity capital that was contributed to the Diamondback Borrower by the members of the Diamondback Borrower in accordance with this section. No equity capital was raised by the Diamondback Borrower.

(b)           The Diamondback Borrower has not engaged and will not engage in any business other than contemplated by clause (a) above, Diamondback Mortgaged Property and will conduct and operate its business as presently conducted and operated.

(c)           The Diamondback Borrower has not and will not enter into any contract or agreement with any Affiliate of the Diamondback Borrower, except in the ordinary course of business and upon terms and conditions that are intrinsically fair, commercially reasonable, and no less favorable to it than would be available on an arms-length basis with third parties other than any such party.

(d)           The Diamondback Borrower has not incurred and will not incur any indebtedness other than the indebtedness permitted under the Diamondback Loan Agreement.

(e)           The Diamondback Borrower has not made and will not make any loans or advances to any third party (including any Affiliate or constituent party), and has not and will not acquire obligations or securities of its Affiliates.

(f)            The Diamondback Borrower has been, is, and intends to remain solvent and has paid and intends to pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) from its assets; as the same becomes due; provided that there is sufficient cash flow from the Diamondback Mortgaged Property that is made available to Diamondback Borrower to enable it to do so and provided further that the foregoing will not require any direct or indirect member, partner or shareholder of the Diamondback Borrower to make any additional capital contributions to the Diamondback Borrower.

(g)           The Diamondback Borrower has done or caused to be done, and will do, all things necessary to observe organizational formalities and preserve its existence, and has not and will not (i) terminate or fail to comply with the provisions of its organizational documents, or (ii) unless (A) the Lender has consented and (B) following a securitization of the Diamondback Industrial Portfolio Whole Loan, the applicable rating agencies have issued a rating agency confirmation, amend, modify or otherwise change its operating agreement or other organizational documents.

(h)           Except to the extent that the Diamondback Borrower is (i) required to file consolidated tax returns by law; (ii) treated as a “disregarded entity” for tax purposes and is not required to file tax returns under applicable law or (iii) permitted by the Diamondback Loan Documents to consolidate such books, records, financial statements and bank accounts with the respective co-borrowers, (1) has maintained and will maintain all of its books, records, financial statements and bank accounts separate

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from those of its Affiliates and any other person; (2) the Diamondback Borrower’s assets will not be listed as assets on the financial statement of any other person; it being understood that the Diamondback Borrower’s assets may be included in a consolidated financial statement of its Affiliates provided that (i) appropriate notation will be made on such consolidated financial statements to indicate the separateness of the Diamondback Borrower and such Affiliates and to indicate that the Diamondback Borrower’s assets and credit are not available to satisfy the debts and other obligations of such Affiliates or any other person, and (ii) such assets will be listed on the Diamondback Borrower’s own separate balance sheet; and (3) the Diamondback Borrower will file its own tax returns (to the extent the Diamondback Borrower is required to file any tax returns) and will not file a consolidated federal income tax return with any other person. The Diamondback Borrower has maintained and will maintain its books, records, resolutions and agreements in accordance with the Diamondback Loan Agreement.

(i)             The Diamondback Borrower has been, will be, and at all times has held and will hold itself out to the public as, a legal entity separate and distinct from any other entity (including any Affiliate of the Diamondback Borrower or any constituent party of the Diamondback Borrower (recognizing that the Diamondback Borrower may be treated as a “disregarded entity” for tax purposes and is not required to file tax returns for tax purposes under applicable law)), will correct any known misunderstanding regarding its status as a separate entity, will conduct business in its own name, will not identify itself or any of its Affiliates as a division or department or part of the other and will, to the extent reasonably necessary for the operation of its business, maintain and utilize separate invoices and checks bearing its own name.

(j)             The Diamondback Borrower has maintained and intends to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations; provided that the foregoing will not require any direct or indirect member, partner or shareholder of the Diamondback Borrower to make any additional capital contributions to the Diamondback Borrower.

(k)           (x) Neither the Diamondback Borrower nor any constituent party of the Diamondback Borrower has sought or will seek or effect the liquidation, dissolution, winding up, division (whether pursuant to Section 18-217 of the Act or otherwise),consolidation or merger, in whole or in part, of the Diamondback Borrower and (y) Diamondback Borrower has not been the product of, the subject of or otherwise involved in, in each case, any limited liability division (whether as a plan of division pursuant to Section 18-217 of the Act or otherwise).

(l)             The Diamondback Borrower has not and will not commingle the funds and other assets of the Diamondback Borrower with those of any Affiliate or constituent party or any other person (except for the other Diamondback Borrower), and has held and will hold all of its assets in its own name.

(m)          Except as provided in the Diamondback Loan Documents with respect to the co-borrowers, the Diamondback Borrower has and will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any Affiliate or constituent party or any other Person.

(n)           The Diamondback Borrower has not and will not assume or guarantee or become obligated for the debts of any other Person and does not and will not hold itself out to be responsible for or have its credit available to satisfy the debts or obligations of any other Person.

(o)           The organizational documents of the Diamondback Borrower will provide that the business and affairs of the Diamondback Borrower will be (A) managed by or under the direction of a board of one or more directors designated by the Diamondback Borrower’s sole member (the “Sole Member”) or (B) a committee of managers designated by the Sole Member (a “Committee”) or (C) by the Sole Member, and at all times there will be at least 2 duly appointed Independent Directors or Independent Managers. In addition, the organizational documents of the Diamondback Borrower will provide that no Independent Director or Independent Manager (as applicable) of the Diamondback Borrower may be removed or replaced without cause and unless the Diamondback Borrower provides the Lender with not less than 3 business days’ prior written notice of (a) any proposed removal of an

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Independent Director or Independent Manager (as applicable), together with a statement as to the reasons for such removal, and (b) the identity of the proposed replacement Independent Director or Independent Manager, as applicable, together with a certification that such replacement satisfies the requirements set forth in the organizational documents for an Independent Director or Independent Manager (as applicable).

(p)           The organizational documents of the Diamondback Borrower will also provide an express acknowledgment that the Lender is an intended third-party beneficiary of the “special purpose” provisions of such organizational documents.

(q)           The organizational documents of the Diamondback Borrower will provide that the board of directors, the Committee or the Sole Member (as applicable) of the Diamondback Borrower will not take any action which, under the terms of any certificate of formation, limited liability company operating agreement or any voting trust agreement, requires a unanimous vote of the board of directors (or the Committee as applicable) of the Diamondback Borrower unless at the time of such action there will be (A) at least two members of the board of directors (or the Committee as applicable) who are Independent Directors or Independent Managers, as applicable (and such Independent Directors or Independent Managers, as applicable, have participated in such vote) or (B) if there is no board of directors or Committee, then such Independent Managers will have participated in such vote. The organizational documents of the Diamondback Borrower will provide that the Diamondback Borrower will not and the Diamondback Borrower agrees that it will not, without the unanimous written consent of its board of directors, its Committee or its Sole Member (as applicable), including, or together with, the Independent Directors or Independent Managers (as applicable) (i) file or consent to the filing of any petition, either voluntary or involuntary, to take advantage of any applicable insolvency, bankruptcy, liquidation or reorganization statute, (ii) seek or consent to the appointment of a receiver, liquidator or any similar official of the Diamondback Borrower or a substantial part of its business, (iii) take any action that might cause such entity to become insolvent, (iv) make an assignment for the benefit of creditors, (v) admit in writing its inability to pay debts generally as they become due, (vi) declare or effectuate a moratorium on the payment of any obligations, or (vii) take any action in furtherance of the foregoing. The Diamondback Borrower will not take any of the foregoing actions without the unanimous written consent of its board of directors, its Committee or its Sole Member, as applicable, including (or together with) all Independent Directors or Independent Managers, as applicable. In addition, the organizational documents of the Diamondback Borrower will provide that, when voting with respect to any matters set forth in the immediately preceding sentence of this subparagraph (q), the Independent Directors or Independent Managers (as applicable) will consider only the interests of the Diamondback Borrower, including its creditors. Without limiting the generality of the foregoing, such documents will expressly provide that, to the greatest extent permitted by law, except for duties to the Diamondback Borrower(including duties to the members of the Diamondback Borrower solely to the extent of their respective economic interest in the Diamondback Borrower and to the Diamondback Borrower’s creditors as set forth in the immediately preceding sentence), such Independent Directors or Independent Managers (as applicable) will not owe any fiduciary duties to, and will not consider, in acting or otherwise voting on any matter for which their approval is required, the interests of (i) the members of the Diamondback Borrower, (ii) other Affiliates of the Diamondback Borrower, or (iii) any group of Affiliates of which the Diamondback Borrower is a part); provided, however, the foregoing will not eliminate the implied contractual covenant of good faith and fair dealing.

(r)            The organizational documents of the Diamondback Borrower will provide that, as long as any portion of the obligations remains outstanding, upon the occurrence of any event that causes the Sole Member to cease to be a member of the Diamondback Borrower (other than (i) upon an assignment by the Sole Member of all of its limited liability company interest in the Diamondback Borrower and the admission of the transferee, if permitted pursuant to the organizational documents of the Diamondback Borrower and the Diamondback Loan Documents, or (ii) the resignation of the Sole Member and the admission of an additional member of the Diamondback Borrower, if permitted pursuant to the organizational documents of the Diamondback Borrower and the Diamondback Loan Documents), each of the persons acting as an Independent Director or Independent Manager (as applicable) of the Diamondback Borrower will, without any action of any Person and simultaneously with the Sole Member

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ceasing to be a member of the Diamondback Borrower, automatically be admitted as members of the Diamondback Borrower (in each case, individually, a “Special Member” and collectively, the “Special Members”) and will preserve and continue the existence of the Diamondback Borrower without dissolution or division. The organizational documents of the Diamondback Borrower will further provide that for so long as any portion of the obligations under the Diamondback Industrial Portfolio Whole Loan is outstanding, no Special Member may resign or transfer its rights as Special Member unless (i) a successor Special Member has been admitted to the Diamondback Borrower as a Special Member, and (ii) such successor Special Member has also accepted its appointment as an Independent Director or Independent Manager (as applicable).

(s)           The organizational documents of the Diamondback Borrower will provide that, as long as any portion of the obligations under the Diamondback Industrial Portfolio Whole Loan remains outstanding, except as expressly permitted pursuant to the terms of the Diamondback Loan Agreement, (i) the Sole Member may not resign, and (ii) no additional member will be admitted to the Diamondback Borrower.

(t)            The organizational documents of the Diamondback Borrower will provide that, as long as any portion of the obligations under the Diamondback Industrial Portfolio Whole Loan remains outstanding: (i) the Diamondback Borrower will be dissolved, and its affairs will be wound up, only upon the first to occur of the following: (A) the termination of the legal existence of the last remaining member of the Diamondback Borrower or the occurrence of any other event which terminates the continued membership of the last remaining member of the Diamondback Borrower in the Diamondback Borrower unless the business of the Diamondback Borrower is continued in a manner permitted by its operating agreement or the Delaware Limited Liability Company Act (as the same may be amended, modified or replaced, the “Act”), or (B) the entry of a decree of judicial dissolution under Section 18-802 of the Act; (ii) upon the occurrence of any event that causes the last remaining member of the Diamondback Borrower to cease to be a member of the Diamondback Borrower or that causes the Sole Member to cease to be a member of the Diamondback Borrower (other than (A) upon an assignment by the Sole Member of all of its limited liability company interest in the Diamondback Borrower and the admission of the transferee, if permitted pursuant to the organizational documents of the Diamondback Borrower and the Diamondback Loan Documents, or (B) the resignation of the Sole Member and the admission of an additional member of the Diamondback Borrower, if permitted pursuant to the organizational documents of the Diamondback Borrower and the Diamondback Loan Documents), to the fullest extent permitted by law, the personal representative of such last remaining member will be authorized to, and will, within 90 days after the occurrence of the event that terminated the continued membership of such member in the Diamondback Borrower, agree in writing (I) to continue the existence of the Diamondback Borrower, and (II) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of the Diamondback Borrower, effective as of the occurrence of the event that terminated the continued membership of such member in the Diamondback Borrower; (iii) the bankruptcy of the Sole Member or a Special Member will not cause such Sole Member or Special Member, respectively, to cease to be a member of the Diamondback Borrower and upon the occurrence of such an event, the business of the Diamondback Borrower will continue without dissolution; (iv) in the event of the dissolution of the Diamondback Borrower, the Diamondback Borrower will conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Diamondback Borrower in an orderly manner), and the assets of the Diamondback Borrower will be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act; (v) to the fullest extent permitted by law, each of Sole Member and the Special Members will irrevocably waive any right or power that they might have to cause the Diamondback Borrower or any of its assets to be partitioned, to cause the appointment of a receiver for all or any portion of the assets of the Diamondback Borrower, to compel any sale of all or any portion of the assets of the Diamondback Borrower pursuant to any applicable law or to file a complaint or to institute any proceeding at law or in equity to cause the dissolution, divisions (whether pursuant to Section 18-217 of the Act or otherwise), liquidation, winding up or termination of the Diamondback Borrower and (vi) Diamondback Borrower will be prohibited from effectuating a division (whether pursuant to Section 18-217 of the Act of otherwise).

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(u)           The Diamondback Borrower will conduct its business so that the assumptions made with respect to the Diamondback Borrower in the insolvency opinion will be true and correct in all respects. In connection with the foregoing, the Diamondback Borrower has covenanted and agreed that it will comply with or cause the compliance with, (i) all of the facts and assumptions (whether regarding the Diamondback Borrower or any other Person) set forth in the insolvency opinion, (ii) all of the representations, warranties and covenants concerning special purpose bankruptcy remote entity set forth in this section, and (iii) all of the organizational documents of the Diamondback Borrower.

(v)           The Diamondback Borrower has paid and intends to pay its own liabilities and expenses, including the salaries of its own employees (if any) from its own funds, and has maintained and will maintain a sufficient number of employees (if any) in light of its contemplated business operations; provided that there exists sufficient cash flow from the Diamondback Mortgaged Property for Diamondback Borrower to do so and provided further that the foregoing will not require any direct or indirect member, partner or shareholder of the Diamondback Borrower to make any additional capital contributions to the Diamondback Borrower.

(w)           The Diamondback Borrower has not permitted and will not permit any Affiliate or constituent party independent access to its bank accounts (other than the other Diamondback Borrower or Manager, acting in its capacity as agent pursuant to and in accordance with the Management Agreement), except as otherwise contemplated under the Diamondback Loan Agreement.

(x)           The Diamondback Borrower has compensated and will compensate each of its consultants and agents from its funds for services provided to it and pay from its own assets all obligations of any kind incurred; provided that there exists sufficient cash flow from the Diamondback Mortgaged Property for Diamondback Borrower to do so and provided further that the foregoing will not require any direct or indirect member, partner or shareholder of the Diamondback Borrower to make any additional capital contributions to the Diamondback Borrower.

(y)           The Diamondback Borrower has allocated and will allocate fairly and reasonably any overhead expenses that are shared with any Affiliate, including shared office space.

(z)            Except in connection with the Diamondback Industrial Portfolio Whole Loan, the Diamondback Borrower has not pledged and will not pledge its assets for the benefit of any other Person.

(aa)         the Diamondback Borrower has and will have no obligation to indemnify its officers, directors, members or Special Members, as the case may be, or if the Diamondback Borrower has such an obligation, that such obligation is fully subordinated to the debt and will not constitute a claim against it if cash flow in excess of the amount required to pay the debt is insufficient to pay such obligation.

(bb)        Except with respect to co-borrowers under the Diamondback Loan Documents, Diamondback Borrower has not, does not, and will not have any of its obligations guaranteed by an Affiliate (other than from the Guarantor (if applicable) with respect to the Diamondback Industrial Portfolio Whole Loan).

“Independent Director” or “Independent Manager” means a natural person selected by the Diamondback Borrower (a) with prior experience as an independent director, independent manager or independent member, (b) with at least 3 years of employment experience, (c) who is provided by a nationally recognized service company in accordance with the Diamondback Loan Agreement, (d) who is duly appointed as an Independent Director or Independent Manager and is not, will not be while serving as Independent Director or Independent Manager (except pursuant to an express provision in the Diamondback Borrower’s operating agreement providing for the appointment of such Independent Director or Independent Manager to become a “special member” upon the last remaining member of the Diamondback Borrower ceasing to be a member of the Diamondback Borrower) and will not have been at any time during the preceding 5 years, any of the following: (i) a stockholder, director (other than as an Independent Director), officer, employee, partner, attorney or counsel of the Diamondback Borrower, any Affiliate of the Diamondback Borrower or any direct or indirect parent of the Diamondback Borrower; (ii) a customer, supplier or other person who derives any of its purchases or revenues from its activities with the

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Diamondback Borrower or any Affiliate of the Diamondback Borrower; (iii) a person or other entity Controlling or under Common Control with any such stockholder, partner, customer, supplier or other person described in subparagraph (i) or subparagraph (ii) above; or (iv) a member of the immediate family of any such stockholder, director, officer, employee, partner, customer, supplier or other person described in subparagraph (i) or subparagraph (ii) above. A natural person who otherwise satisfies the foregoing definition and satisfies subparagraph (i) by reason of being the Independent Director or Independent Manager of a “special purpose entity” affiliated with the Diamondback Borrower will be qualified to serve as an Independent Director or Independent Manager of the Diamondback Borrower, provided that the fees that such individual earns from serving as Independent Director or Independent Manager of affiliates of the Diamondback Borrower in any given year constitute in the aggregate less than 5% of such individual's annual income for that year. A natural person who satisfies the foregoing definition other than subparagraph (ii) will not be disqualified from serving as an Independent Director or Independent Manager of the Diamondback Borrower if such individual is an independent director, independent manager or special manager provided by a nationally recognized service company that provides professional independent directors, independent managers and special managers and also provides other corporate services in the ordinary course of its business.

Other Covenants of the Diamondback Borrower

The Diamondback Borrower is required to comply with certain covenants including, without limitation, to comply with in all material respects, and cause the Diamondback Mortgaged Properties to be operated in compliance with all legal requirements and to maintain the insurance coverages required by the Diamondback Loan Agreement. In addition, the Diamondback Borrower is required to cause the Diamondback Mortgaged Properties to be maintained (or cause tenants to maintain) in good and safe condition and repair and will not remove, demolish or alter the improvements or equipment (except for (i) alterations performed in accordance with the Diamondback Loan Agreement, (ii) normal replacement of equipment with equipment of equivalent value and functionality, and (iii) alterations made to the Diamondback Mortgaged Properties by a tenant under a Lease Sweep Lease as permitted under such Lease Sweep Lease without the Diamondback Borrower’s consent).

The Diamondback Borrower is required to give the Lender prompt notice of: (i) the occurrence of any Diamondback Loan Event of Default of which the Diamondback Borrower has knowledge; (ii) receipt of any notice from any tenant under a Lease Sweep Lease of its intention to discontinue its business at its Lease Sweep Space at any Diamondback Mortgaged Property (or any material portion thereof) within 5 business days after receipt from the applicable tenant and (ii) of any monetary or material non-monetary default or any default which the Diamondback Borrower (or any of its Affiliates) has knowledge of, under a Lease Sweep Lease that continues beyond any applicable notice and cure periods, within 5 business days after the expiration of such applicable notice and (iii) any litigation or governmental proceedings pending or, to the Diamondback Borrower’s knowledge, threatened in writing against any Diamondback Mortgaged Property, the Diamondback Borrower or the Manager which might materially adversely affect such Diamondback Mortgaged Property or the Diamondback Borrower’s or the Manager’s condition (financial or otherwise) or business.

Diamondback Loan Events of Default

Events of default under the Diamondback Loan Documents (each, a “Diamondback Loan Event of Default”) include, with respect to the Diamondback Industrial Portfolio Whole Loan and the Diamondback Borrower, the following:

(a)           if (A) the obligations under the Diamondback Loan Documents are not paid in full on the Diamondback Maturity Date, (B) any regularly scheduled monthly payment of interest, and, if applicable, principal due under the Diamondback Notes is not paid in full on the applicable Diamondback Loan Payment Date, (C) any prepayment of principal due under the Diamondback Loan Agreement or the Diamondback Notes is not paid when due, (D) the Prepayment Fee is not paid when due, (E) the Liquidated Damages Amount is not paid when due, or (F) any deposit to the reserve funds required to be made under the Diamondback Loan Agreement is not made on the required deposit date therefor

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(provided that it will not be a Diamondback Loan Event of Default under the foregoing clauses (B) or (F) if, as of the applicable due date for such payment, there are sufficient funds in the Deposit Account to pay such amounts when due in accordance with the order of payment set forth in the section in the Diamondback Loan Agreement relating to the order of priority of funds in the deposit account, no other Diamondback Loan Event of Default is then continuing and Master Servicer or Lender fails to make such payment in violation of Diamondback Loan Agreement;

(b)           if any other amount payable pursuant to the Diamondback Loan Agreement, the Diamondback Notes or any other Diamondback Loan Document (other than as set forth in the foregoing subparagraph (a)) is not paid in full when due and payable in accordance with the provisions of the applicable Diamondback Loan Document, with such failure continuing for 10 business days after the Lender delivers written notice thereof to Diamondback Borrower;

(c)           unless being contested in good faith in accordance with the terms if any of the taxes or other charges are not paid when due (provided that it will not be a Diamondback Loan Event of Default if such past due taxes are real estate taxes (other than the clawback amount, which will in no event be paid with funds deposited in the Tax Account) and there are sufficient funds in the Tax Account to pay such amounts when due, no other Diamondback Loan Event of Default is then continuing and the servicer fails to make such payment in violation of the Diamondback Loan Agreement;

(d)           if the policies (which may have information pertaining to other locations and total premium redacted for confidentiality) are not (A) delivered to the Lender within five days of the Lender’s written request and (B) kept in full force and effect (provided that it will not be a Diamondback Loan Event of Default if there are no funds in the Insurance Account to pay such amounts when due, no other Diamondback Loan Event of Default is then continuing and the Master Servicer fails to make such payment in violation of the Diamondback Loan Agreement), each in accordance with the terms and conditions of the Diamondback Loan Agreement;

(e)           a transfer other than a Permitted Transfer occurs;

(f)            if any certification, representation or warranty made by any Diamondback Borrower or Guarantor (if applicable) in the Diamondback Loan Agreement or in any other Diamondback Loan Document, or in any report, certificate, financial statement or other instrument, agreement or document furnished to Lender was false or misleading in any material respect as of the date such representation or warranty was made (provided, however, as to any such false or misleading representation or warranty which was unintentionally made or submitted to Lender and which can either be made true and correct by action of Diamondback Borrower or be cured to Lender’s reasonable satisfaction, Diamondback Borrower will have a period of 30 days following the earlier to occur of (x) the discovery of such false or misleading representation or warranty by Diamondback Borrower or (y) receipt of notice from Lender to undertake and complete all action necessary to make such representation or warranty either true and correct in all material respects as and when made or cured to Lender’s reasonable satisfaction);

(g)           if any Diamondback Borrower, Guarantor (if applicable) or Key Principal makes an assignment for the benefit of creditors;

(h)           if a receiver, liquidator or trustee is appointed for any Diamondback Borrower or if Diamondback Borrower, Guarantor (if applicable) or Key Principal is adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, is filed by or against, consented to, or acquiesced in by, any Diamondback Borrower, Guarantor (if applicable)or Key Principal, or if any proceeding for the dissolution or liquidation of any Diamondback Borrower, Guarantor (if applicable) or Key Principal is instituted, or if any Diamondback Borrower is substantively consolidated with any other Person; provided, however, if such appointment, adjudication, petition, proceeding or consolidation was involuntary and not consented to by such Diamondback Borrower, Guarantor (if applicable) or Key Principal, upon the same not being discharged, stayed or dismissed within 90 days following its filing;

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(i)             if any Diamondback Borrower attempts to assign its rights under the Diamondback Loan Agreement or any of the other Diamondback Loan Documents or any interest in the Diamondback Loan Agreement or Diamondback Loan Documents in contravention of the Diamondback Loan Documents;

(j)             if any of the factual assumptions contained in the insolvency opinion, or in any other non-consolidation opinion delivered to Lender in connection with the Diamondback Industrial Portfolio Whole Loan, or in any other non-consolidation opinion delivered subsequent to the closing of the Diamondback Industrial Portfolio Whole Loan, is or becomes untrue in any material respect (provided, however, that such untruth will not constitute a Diamondback Loan Event of Default if (A) such untruth was inadvertent, immaterial and non-recurring, (B) such untruth is curable Diamondback Borrower promptly cures same within 10 business days after the earlier to occur of (x) the discovery of such untruth by Diamondback Borrower or (y) receipt of notice from Lender and (C) within 20 days after request by Lender, Diamondback Borrower causes counsel reasonably acceptable to Lender to deliver a new non-consolidation opinion to the effect that the failure of such factual assumption to be true will not in any material manner impair, negate or amend the opinions rendered in the insolvency opinion (or such other non-consolidation opinion most recently delivered to Lender) in any material respect, which opinion is required to be acceptable to Lender in its reasonable discretion and, acceptable to the Rating Agencies);

(k)           a breach of the “ERISA” or “dissolution” covenants set forth in the Diamondback Loan Agreement;

(l)             a breach of the “special purpose” covenants set forth in the Diamondback Loan Agreement provided, however, that such breach will not constitute a Diamondback Loan Event of Default if (A) such breach was inadvertent, immaterial and non-recurring, (B) if such breach is curable, Diamondback Borrower will promptly cure such breach within 10 business days after the earlier to occur of (x) any Diamondback Borrower’s actual knowledge thereof and (y) notice from Lender and (C) within 10 days after request by Lender, Diamondback Borrower causes counsel to deliver a new non-consolidation opinion to the effect that the breach will not in any material manner impair, negate or amend the opinions rendered in the insolvency opinion (or such other non-consolidation opinion most recently delivered to Lender), which opinion is required to be acceptable to Lender in its reasonable discretion and, acceptable to the Rating Agencies);

(m)          if the Diamondback Borrower is in default beyond any applicable notice and cure period under any mortgage or security agreement covering any part of any Diamondback Mortgaged Property whether it be superior, pari passu or junior in lien to such mortgage;

(n)           subject to the Diamondback Borrower’s right to contest in accordance with the Diamondback Loan Agreement, if any Diamondback Mortgaged Property becomes subject to any mechanic’s, materialman’s or other lien except a Diamondback Permitted Encumbrance or a lien for taxes not then due and payable;

(o)           the alteration, improvement, demolition or removal of any of the improvements without the prior consent of the Lender, other than in accordance with the Diamondback Loan Agreement and the leases at the Diamondback Mortgaged Properties entered into in accordance with the Diamondback Loan Documents;

(p)           if, without the Lender’s prior written consent, (i) a Management Agreement is terminated, (ii) the ownership, management or control of Manager is transferred so that neither Key Principal Controls Manager, (iii) there is a material change in a Management Agreement, or (iv) if there is a material default by the Diamondback Borrower under any Management Agreement beyond any applicable notice or grace period;

(q)           if the Diamondback Borrower or any Person owning a direct or indirect ownership interest in the Diamondback Borrower will be convicted of a Patriot Act Offense by a court of competent jurisdiction;

(r)            a breach of any representation, warranty or covenant regarding tax filing;

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(s)           if the Diamondback Borrower breaches any covenant regarding financial reporting (provided that with respect to the breach of any covenant regarding financial reporting, the first such breach in any 367 day period, Diamondback Borrower will have five business days after notice from Lender to cure such breach);

(t)            if there is a default under any of the other Diamondback Loan Documents beyond any applicable cure periods contained in such Diamondback Loan Documents, whether as to the Diamondback Borrower, the guarantor or the Diamondback Mortgaged Properties, or if any other such event occurs or condition exists, if the effect of such event or condition is to accelerate the maturity of any portion of the obligations under the Diamondback Loan Documents or to permit the Lender to accelerate the maturity of all or any portion of the obligations under the Diamondback Loan Documents;

(u)           if any of the terms, covenants or conditions of any Lease Sweep Lease is in any manner modified, changed, supplemented, altered or amended or if any Lease Sweep Lease is terminated or surrendered, in any case without the consent of the Lender except as otherwise permitted by the Diamondback Loan Agreement;

(v)           if Diamondback Borrower fails to establish a new Clearing Account and enter into a new clearing account agreement in accordance with the Diamondback Loan Agreement;

(w)           with respect to the Diamondback Industrial Portfolio 2 Whole Loan Agreement, if (A) there occurs any default by VEREIT/OW CHARLESTON TN, LLC (“Charleston Borrower”), as tenant under the IDB Lease, in the observance or performance of any term, covenant or condition of the IDB Lease on the part of Charleston Borrower to be observed or performed beyond any applicable notice and cure periods (unless waived by the Board, as landlord under the IDB Lease), (B) if the leasehold estate created by the IDB Lease is surrendered or the IDB Lease is terminated or canceled for any reason or under any circumstances whatsoever (except in accordance with the section relating to the exercise of a certain purchase option by the Charleston Borrower and the section relating to the IDB Lease Purchase Option in the Diamondback Industrial Portfolio 2 Whole Loan Agreement, (C) if any of the terms, covenants or conditions of the IDB Lease is in any manner modified, changed, supplemented, altered or amended without the consent of Lender except as otherwise permitted by the Diamondback Industrial Portfolio 2 Whole Loan Agreement or (D) Diamondback Borrower fails to satisfy the material conditions set forth in the section relating to the IDB Lease Purchase Option the Diamondback Industrial Portfolio 2 Whole Loan Agreement which results in either (x) Lender no longer having a valid first lien mortgage on the Charleston Property or (y) the termination of, or the material default by landlord under, the Amazon lease;

(x)           with respect to the Diamondback Industrial Portfolio 2 Whole Loan Agreement, the Nestle Ground Lease is terminated or modified or amended without the prior written consent of Lender; or

(y)           if Diamondback Borrower, Guarantor (if applicable) or Key Principal(s) continues to be in default under any of the other terms, covenants or conditions of the Diamondback Loan Agreement or any other Diamondback Loan Documents not specified in subparagraphs (a) to (v) above, and such default continues for 10 days after notice to the Diamondback Borrower from the Lender, in the case of any such default which can be cured by the payment of a sum of money, or for 30 days after notice to the Diamondback Borrower from the Lender in the case of any other such default; provided, however, that if such non-monetary default is susceptible of cure but cannot reasonably be cured within such 30-day period, and provided further that the Diamondback Borrower and/or the Guarantor (if applicable) and Key Principal has commenced to cure such default within such 30-day period will and thereafter diligently and expeditiously proceed to cure the same, such 30-day period will be extended for such time as is reasonably necessary for the Diamondback Borrower and/or the Guarantor (if applicable) and Key Principal in the exercise of due diligence to cure such default, such additional period not to exceed 90 days.

Upon the occurrence of a Diamondback Loan Event of Default (other than a Diamondback Loan Event of Default described in subparagraphs (g), (h) or (i) above) and at any time thereafter, the Lender may, in addition to any other rights or remedies available to it pursuant to the Diamondback Loan Agreement and the other Diamondback Loan Documents or at law or in equity, take such action, without notice or

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demand, that the Lender deems advisable to protect and enforce its rights against the Diamondback Borrower and in and to the Diamondback Mortgaged Properties, including declaring the obligations under the Diamondback Loan Agreement to be immediately due and payable, and the Lender may enforce or avail itself of any or all rights or remedies provided in the Diamondback Loan Documents against the Diamondback Borrower and the Diamondback Mortgaged Properties, including all rights or remedies available at law or in equity; and upon any Diamondback Loan Event of Default described in subparagraphs (g), (h) or (i) above, the obligations of the Diamondback Borrower under the Diamondback Loan Agreement and under the other Diamondback Loan Documents will immediately and automatically become due and payable in full, without notice or demand.

If the Diamondback Borrower fails to perform any covenant or obligation contained in the Diamondback Loan Agreement and such failure continues for a period equal to the longer of 5 business days after the Diamondback Borrower’s receipt of written notice thereof from the Lender, the Lender may, but will have no obligation to, perform, or cause the performance of, such covenant or obligation, and all costs, expenses, liabilities, penalties and fines of the Lender incurred or paid in connection therewith will be payable by the Diamondback Borrower to the Lender upon demand and if not paid will be added to the obligations under the Diamondback Loan Documents (and to the extent permitted under applicable laws, secured by the mortgages and the other Diamondback Loan Documents) and will bear interest thereafter at the Diamondback Default Rate.

Environmental Indemnity

The Pool 1 Borrower has entered into an environmental indemnity agreement (the “Pool 1 Environmental Indemnity Agreement”) and the Pool 2 Borrower has entered into an environmental indemnity agreement (the “Pool 2 Environmental Indemnity Agreement”; together with the Pool 1 Environmental Indemnity Agreement, the “Environmental Indemnity Agreement”) for the benefit of the Lender. Under the Environmental Indemnity Agreement, the Diamondback Borrower has agreed, at their sole cost and expense, to protect, defend, indemnify, release and hold harmless the Lender and other indemnified parties (including the Master Servicer, the Special Servicer and the Trustee) (collectively, the “Environmental Indemnitee”) from and against any and all Losses imposed upon, incurred by or asserted against any of the Environmental Indemnitee and directly or indirectly arising out of or relating to any one or more of the following:

(a)           any presence of any Hazardous Substances at, in, on, above, under the Diamondback Mortgaged Property;

(b)           any past, present or threatened Release of Hazardous Substances in, on, above, under or from the Diamondback Mortgaged Property;

(c)           any activity by the Diamondback Borrower, any person affiliated with the Diamondback Borrower and/or any tenant or other user of any Diamondback Mortgaged Property in connection with any actual, proposed or threatened use, treatment, storage, holding, existence, disposition or other Release, generation, production, manufacturing, processing, refining, control, management, abatement, removal, handling, transfer or transportation to or from any Diamondback Mortgaged Property of any Hazardous Substances at any time located in, under, on or above any Diamondback Mortgaged Property;

(d)           any activity by the Diamondback Borrower, any affiliate or any tenant or other user of the Diamondback Mortgaged Property in connection with any actual or proposed remediation of any Hazardous Substances at any time located in, under, on or above any Diamondback Mortgaged Property, whether or not such remediation is voluntary or pursuant to court or administrative order, including, but not limited to, any removal, remedial or corrective action;

(e)           any past, present or threatened non-compliance or violation of any Environmental Law (or of any permit issued pursuant to any Environmental Law) in connection with any Diamondback Mortgaged Property or operations thereon, including, but not limited to, any failure by the Diamondback Borrower or any person affiliated with the Diamondback Borrower or the Diamondback Guarantor and/or

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any tenant or other user of any Diamondback Mortgaged Property to comply with any order of any governmental authority in connection with any Environmental Laws;

(f)            the imposition, recording or filing or the threatened imposition, recording or filing of any liens and other encumbrances imposed pursuant to any Environmental Law encumbering the Diamondback Mortgaged Properties;

(g)           any administrative processes or proceedings or judicial proceedings in any way connected with any matter addressed in the Environmental Indemnity Agreement;

(h)           any past, present or threatened injury to, destruction of or loss of natural resources in any way connected with the Diamondback Mortgaged Properties, including, but not limited to, costs to investigate and assess such injury, destruction or loss;

(i)             any acts of the Diamondback Borrower, any person affiliated with the Diamondback Borrower and/or any tenant or other user of any Diamondback Mortgaged Property in arranging for the disposal or treatment, or arranging with a transporter for transport for the disposal or treatment, of Hazardous Substances at any facility or incineration vessel containing such or similar Hazardous Substances;

(j)             any acts of the Diamondback Borrower, any person affiliated with the Diamondback Borrower and/or any tenant or other user of any Diamondback Mortgaged Property in accepting any Hazardous Substances for transport to disposal or treatment facilities, incineration vessels or sites from which there is a Release or a threatened release of any Hazardous Substance which causes the incurrence of costs for remediation;

(k)           any personal injury, wrongful death or property or other damage arising under any statutory or common law or tort law theory, including, but not limited to, damages assessed for private or public nuisance or for the conducting of an abnormally dangerous activity on or near the Diamondback Mortgaged Properties arising from the violation of any Environmental Law or Release of Hazardous Substances; and

(l)             any misrepresentation or inaccuracy in any representation or warranty or material breach or failure to perform any covenants or other obligations pursuant to the Environmental Indemnity Agreement.

Notwithstanding the foregoing provisions of the Environmental Indemnity Agreement, however, the Diamondback Borrower will not be obligated to indemnify any Environmental Indemnitee under the Environmental Indemnity Agreement for any event or condition, that (i) first arises on or after the date on which Environmental Indemnitee (or its transferee) acquires title to the Diamondback Mortgaged Property (whether at foreclosure sale, acceptance by Lender of a conveyance in lieu of foreclosure or similar transfer); provided that the obligation of the Diamondback Borrower to indemnify the Environmental Indemnitee pursuant to the Environmental Indemnity Agreement will continue in perpetuity after Environmental Indemnitee (or its transferee) acquires title to the related Diamondback Mortgaged Property unless such specified event or condition first occurs during the period of ownership by Environmental Indemnitee (or its transferee, as applicable) and provided, further, that the Environmental Indemnitee will bear the burden of proving pursuant to a final judicial determination that such specified event or condition occurred during such period of ownership by Environmental Indemnitee (or its transferee, as applicable); or (ii) is finally judicially determined to have arisen due solely to Environmental Indemnitee’s willful misconduct or gross negligence.

Notwithstanding the foregoing, the indemnification obligations of Diamondback Borrower will terminate three years after the full and indefeasible payment by any Diamondback Borrower of the debt provided that at the time of such payment Diamondback Borrower furnishes to Environmental Indemnitee an updated environmental report in form and substance, and from an environmental consultant, reasonably acceptable to Environmental Indemnitee, which updated environmental report discloses, as of the date of such repayment, no actual or threatened: (A) non-compliance with or violation of applicable Environmental

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Laws (or permits issued pursuant to Environmental Laws) in connection with the Diamondback Mortgaged Property or operations thereon, which has not been cured in accordance with applicable Environmental Laws, (B) environmental liens encumbering the Diamondback Mortgaged Property, (C) administrative processes or proceedings or judicial proceedings concerning any environmental matter addressed in the Environmental Indemnity Agreement, or (D) unlawful presence or Release of Hazardous Substances in, on, above or under the Diamondback Mortgaged Property that has not been fully remediated as required by applicable Environmental Laws. For purposes of the preceding sentence, (i) payment of the debt will not be deemed to have occurred if Lender or any Affiliate thereof acquires title to the Diamondback Mortgaged Properties through the exercise of remedies (whether at foreclosure sale, a transfer in lieu of foreclosure or any other transfer) and (ii) to the extent a third party suit, proceeding, or claim has been instituted or commenced prior to the termination date set forth in the foregoing sentence, the Environmental Indemnity Agreement will remain in full force and effect with respect to any such suit, proceeding, or claim (with respect to which Indemnitor has any obligation pursuant to the Environmental Indemnity Agreement) until the completion of any such suits, proceedings or claims, including, without limitation, the payment by Indemnitor of any amounts which are due and payable under the Environmental Indemnity Agreement t in connection with such suits, proceedings or claims.

“Environmental Laws” means any present and future federal, state and local laws, statutes, ordinances, rules, regulations and the like, as well as common law, relating to protection of human health or the environment, relating to Hazardous Substances and/or relating to liability for or costs of other actual or threatened danger to human health or the environment, as further described in the Diamondback Loan Agreement.

“Hazardous Substances” includes, but is not limited to, any and all substances (whether solid, liquid or gas) defined, listed or otherwise classified as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes or words of similar meaning or regulatory effect under any present or future Environmental Laws or that may have a negative impact on human health or the environment, unless otherwise in compliance with all Environmental Laws, as further described in the Diamondback Loan Agreement.

“Losses” means any losses, damages, costs, fees, expenses, claims, suits, judgments, awards, liabilities (including, but not limited to, strict liabilities), obligations, debts, diminutions in value, fines, penalties, charges, costs of remediation (whether or not performed voluntarily), amounts paid in settlement, foreseeable and unforeseeable consequential damages, litigation costs, fees of attorneys, engineers and environmental consultants and investigation costs (including, but not limited to, costs for sampling, testing and analysis of soil, water, air, building materials and other materials and substances, whether solid, liquid or gas), of whatever kind or nature, and whether or not incurred in connection with any judicial or administrative proceedings, actions, claims, suits, judgments or awards.

“Release” means with respect to any Hazardous Substance includes, but is not limited to, any release, deposit, discharge, emission, leaking, leaching, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing or other movement of Hazardous Substances.

General Indemnity; Expense Reimbursement

The Diamondback Borrower is required to indemnify, defend and hold harmless the Lender, its Affiliates, successors and assigns, and their respective officers and directors from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever, that may be imposed on, incurred by, or asserted against the Lender in any manner relating to or arising out of (i) any breach by the Diamondback Borrower of its obligations under the Diamondback Loan Documents, or any material misrepresentation by the Diamondback Borrower contained in, the Diamondback Loan Agreement or the other Diamondback Loan Documents provided, however, that if any breach by a Diamondback Borrower is with respect to any withholding special taxes then the section in the Diamondback Loan Agreement relating to special taxes will control; (ii) the use or intended use of the proceeds of the Diamondback Industrial Portfolio Whole Loan; (iii) any information provided by or on behalf of the Diamondback Borrower, or contained in any

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documentation approved by the Diamondback Borrower; (iv) ownership of any mortgage, any Diamondback Mortgaged Property or any interest therein, or receipt of any rents or other gross revenue; (v) any accident, injury to or death of persons or loss of or damage to property occurring in, on or about any Diamondback Mortgaged Property or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (vi) any use, nonuse or condition in, on or about any Diamondback Mortgaged Property or on adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (vii) performance of any labor or services or the furnishing of any materials or other property in respect of any Diamondback Mortgaged Property; (viii) any failure of any Diamondback Mortgaged Property to comply with any legal requirement; (ix) any claim by brokers, finders or similar persons claiming to be entitled to a commission in connection with any lease or other transaction involving any Diamondback Mortgaged Property or any part thereof, or any liability asserted against the Lender with respect thereto; and (x) the claims of any lessee of any portion of any Diamondback Mortgaged Property or any person acting through or under any lessee or otherwise arising under or as a consequence of any lease; provided, however, that the Diamondback Borrower will not have any obligation to the Lender under the Diamondback Loan Agreement to the extent that such liabilities described above arise from the gross negligence, illegal acts, fraud or willful misconduct of the Lender. Notwithstanding the foregoing, however, Diamondback Borrower will not be obligated to indemnify Lender under the Diamondback Loan Agreement for any event or condition, that (i) first arises on or after the date on which Lender (or its transferee) acquires title to the Diamondback Mortgaged Properties (whether at foreclosure sale, acceptance by Lender of a conveyance in lieu of foreclosure or similar transfer); provided that the obligation of Diamondback Borrower to indemnify Lender pursuant to the Diamondback Loan Agreement will continue in perpetuity after Lender (or its transferee) acquires title to the Diamondback Mortgaged Properties unless such specified event or condition first occurs during the period of ownership by Lender (or its transferee, as applicable) and provided that Diamondback Borrower will bear the burden of proving pursuant to a final judicial determination that such specified event or condition occurred during such period of ownership by Lender (or its transferee, as applicable); or (ii) is finally judicially determined to have arisen due solely to Lender’s willful misconduct or gross negligence. To the extent that the undertaking to indemnify, defend and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, the Diamondback Borrower is required to pay the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all liabilities described above incurred by Lender.

Except as otherwise expressed in the Diamondback Loan Agreement or in any of the other Diamondback Loan Documents, the Diamondback Borrower is required to reimburse the Lender, its Affiliates, successors and assigns, and their respective officers and directors for all actual out-of-pocket costs and expenses (including reasonable attorneys’ fees and disbursements)incurred by the Lender in connection with (i) the Diamondback Borrower’s ongoing performance of and compliance with the Diamondback Borrower’s agreements and covenants contained in the Diamondback Loan Agreement and the other Diamondback Loan Documents on its part to be performed or complied with after the Diamondback Loan Origination Date; (ii) the Lender’s ongoing performance of and compliance with all agreements and covenants contained in Diamondback Loan Agreement and the other Diamondback Loan Documents on its part to be performed or complied with after the Diamondback Loan Origination Date; (iii) the negotiation, preparation, execution and delivery of any consents, amendments, waivers or other modifications to the Diamondback Loan Agreement and the other Diamondback Loan Documents and any other documents or matters requested by the Diamondback Borrower; (iv) filing and recording of any Diamondback Loan Documents; (v) title insurance, surveys, inspections and, in connection with the closing of the Diamondback Industrial Portfolio Whole Loan or otherwise permitted to be obtained in accordance with the terms of the Diamondback Loan Agreement, appraisals; (vi) the creation, perfection or protection of the Lender’s liens in the Diamondback Mortgaged Properties and the accounts (including fees and expenses for title and lien searches, intangibles taxes, personal property taxes, mortgage recording taxes, due diligence expenses, travel expenses, accounting firm fees, costs of appraisals, environmental reports and the Lender’s consultant, surveys and engineering reports); (vii) enforcing or preserving any rights in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting the Diamondback Borrower, the Diamondback Loan Documents, any Diamondback Mortgaged Property, or any other security given for the Diamondback Industrial Portfolio Whole Loan; (viii) fees charged by the Master Servicer or Special Servicer or the rating agencies in

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connection with the Diamondback Industrial Portfolio Whole Loan or any modification thereof; and (ix) enforcing any obligations of or collecting any payments due from the Diamondback Borrower under the Diamondback Loan Agreement, the other Diamondback Loan Documents or with respect to any Diamondback Mortgaged Property or in connection with any refinancing or restructuring of the credit arrangements provided under the Diamondback Loan Agreement in the nature of a “work-out” or of any insolvency or bankruptcy proceedings (including fees and expenses for title and lien searches, intangible taxes, personal property taxes, mortgage recording taxes, due diligence expenses, travel expenses, accounting firm fees, costs of appraisals, environmental reports and the Lender’s consultant, surveys and engineering reports); provided, however, that the Diamondback Borrower will not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the active gross negligence, illegal acts, fraud or willful misconduct of the Lender.

Governing Law

The Diamondback Loan Documents are governed by the laws of the State of New York, other than any action in respect of the creation, perfection or enforcement of a lien or security interest created pursuant to any of the Diamondback Loan Documents not governed by the laws of the State of New York.

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EXHIBIT C-1

REPRESENTATIONS AND WARRANTIES OF THE DIAMONDBACK BORROWERS

All capitalized terms used in this Exhibit C that are not defined in this offering circular have the meanings ascribed to such terms in the applicable Diamondback Loan Agreement.

Subject to the exceptions and disclosure set forth in Exhibit C-2, the related Diamondback Borrowers made the following representations and warranties in the applicable Diamondback Loan Agreement as to itself and the related Diamondback Industrial Portfolio Mortgaged Properties. These representations and warranties were made at the time the related Diamondback Industrial Portfolio Whole Loan was originated and there can be no assurance that such representations and warranties are true and correct as of the date of this offering circular.

(1)       Organization; Special Purpose. Each Diamondback Borrower is duly organized, validly existing and in good standing with full power and authority to own its assets and conduct its business, and is duly qualified and in good standing in the jurisdiction in which the Property owned by such Diamondback Borrower is located and in all jurisdictions in which the ownership or lease of its property or the conduct of its business requires such qualification, and each Diamondback Borrower has taken all necessary action to authorize the execution, delivery and performance of the Diamondback Loan Agreement and the other Diamondback Loan Documents by it, and has the power and authority to execute, deliver and perform under the Diamondback Loan Agreement, the other Diamondback Loan Documents and all the transactions contemplated hereby. Each Diamondback Borrower is a Special Purpose Bankruptcy Remote Entity.

(2)       Proceedings; Enforceability. The Diamondback Loan Agreement and the other Diamondback Loan Documents have been duly authorized, executed and delivered by each Diamondback Borrower that is a party to such Loan Document and constitute a legal, valid and binding obligation of such Diamondback Borrower, enforceable against such Diamondback Borrower in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). The Diamondback Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by any Diamondback Borrower, Guarantor (if applicable) or Key Principal including the defense of usury, nor would the operation of any of the terms of the Diamondback Loan Documents, or the exercise of any right thereunder, render the Diamondback Loan Documents unenforceable, and no Diamondback Borrower, Guarantor (if applicable) or Key Principal has asserted any right of rescission, set-off, counterclaim or defense with respect thereto.

(3)       No Conflicts. The execution and delivery of the Diamondback Loan Agreement and the other Diamondback Loan Documents by Diamondback Borrowers and the performance of their Obligations hereunder and thereunder will not conflict with any provision of any law or regulation to which any Diamondback Borrower is subject, or conflict with, result in a breach of, or constitute a default under, any of the terms, conditions or provisions of any Diamondback Borrower’s organizational documents or any agreement or instrument to which any Diamondback Borrower is a party or by which it is bound, or any order or decree applicable to any Diamondback Borrower, or result in the creation or imposition of any Lien on any Diamondback Borrower’s assets or property (other than pursuant to the Diamondback Loan Documents).

(4)       Litigation. There is no action, suit, proceeding or investigation pending or, to the best of Diamondback Borrowers’ knowledge, threatened against any Diamondback Borrower, Guarantor (if applicable), Key Principal, the Manager or any Property in any court or by or before any other Governmental Authority which, if adversely determined, could reasonably be expected to result in a Material Adverse Effect.

(5)       Agreements. No Diamondback Borrower is a party to any agreement or instrument or subject to any restriction could reasonably be expected to result in a Material Adverse Effect. Diamondback Borrower is not in default with respect to any order or decree of any court or any order, regulation or demand of any Governmental Authority, which default could reasonably be expected to result in a Material Adverse Effect. Diamondback

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Borrower is not in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Permitted Encumbrance or any other agreement or instrument to which it is a party or by which it or any Property is bound which could reasonably be expected to result in a Material Adverse Effect.

(6)       Consents. No consent, approval, authorization or order of any court or Governmental Authority is required for the execution, delivery and performance by Diamondback Borrowers of, or compliance by Diamondback Borrowers with, the Diamondback Loan Agreement or the other Diamondback Loan Documents or the consummation of the transactions contemplated hereby, other than those which have been obtained by Diamondback Borrowers.

(7)       Properties; Title.

(a)       With respect to the Diamondback Industrial Portfolio 1 Whole Loan, the related Diamondback Borrowers have good, marketable and insurable fee simple title to the real property comprising part of the Properties and good title to the balance of the Properties owned by it, free and clear of all Liens whatsoever except the Permitted Encumbrances. With respect to the Diamondback Industrial Portfolio 2 Whole Loan, the related Diamondback Borrowers have (i) good, marketable and insurable fee simple title to the real property comprising part of the Properties (other than the Charleston Property), (ii) leasehold title to the real property demised under the IDB Lease and the Nestle Ground Lease and (iii) good title to the balance of the Properties owned by it, free and clear of all Liens whatsoever except the Permitted Encumbrances. The Mortgages, when properly recorded in the appropriate records, together with any Uniform Commercial Code financing statements required to be filed in connection therewith, will create (i) a valid, first priority, perfected Liens on Diamondback Borrowers’ interest in the Properties, subject only to Permitted Encumbrances, and (ii) perfected security interests in and to, and perfected collateral assignments of, all personalty (including the Leases), all in accordance with the terms thereof, in each case subject only to the Permitted Encumbrances. To Diamondback Borrowers’ knowledge, there are no mechanics’, materialman’s or other similar Liens or claims which have been filed for work, labor or materials affecting any Property which are or may be Liens prior to, or equal or coordinate with, the Liens of the Mortgages. None of the Permitted Encumbrances, individually or in the aggregate, (a) materially interfere with the benefits of the security intended to be provided by the Mortgages and the Diamondback Loan Agreement, (b) materially and adversely affect the applicable value of any Property, (c) impair the use or operations of the applicable Property (as currently used), or (d) impair Diamondback Borrowers’ ability to pay its Obligations in a timely manner.

(b)       All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid under applicable Legal Requirements in connection with the transfer of the Properties to Diamondback Borrowers have been paid or are being paid simultaneously herewith. All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid under applicable Legal Requirements in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Diamondback Loan Documents, including the Mortgages, have been paid or are being paid simultaneously herewith. All taxes and governmental assessments due and owing in respect of the Properties have been paid, or an escrow of funds in an amount sufficient to cover such payments has been established hereunder or are insured against by the Title Insurance Policies.

(c)       Each Property is comprised of one (1) or more parcels which constitute separate tax lots and do not constitute a portion of any other tax lot not a part of such Property.

(d)       To Diamondback Borrowers’ knowledge, no Condemnation or other similar proceeding has been commenced or is contemplated with respect to all or any portion of any Property or for the relocation of roadways providing access to such Property.

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(e)       To Diamondback Borrowers’ knowledge, there are no pending or proposed special or other assessments for public improvements or otherwise affecting any Property, nor are there any contemplated improvements to such Property that may result in such special or other assessments.

(8)       ERISA; No Plan Assets. As of the date hereof and throughout the Term (i) Diamondback Borrowers, Guarantor (if applicable), Key Principal and the ERISA Affiliates do not sponsor, are not obligated to contribute to, and are not themselves an “employee benefit plan,” as defined in Section 3(3) of ERISA or Section 4975 of the Code, (ii) none of the assets of Diamondback Borrowers or Guarantor (if applicable) constitutes or will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101 as modified in operation by Section 3(42) of ERISA, (iii) Diamondback Borrowers and Guarantor (if applicable) are not and will not be a “governmental plan” within the meaning of Section 3(32) of ERISA, and (iv) transactions by or with any Diamondback Borrower or Guarantor (if applicable) are not and will not be subject to state statutes regulating investment of, and fiduciary obligations with respect to, governmental plans. As of the date hereof, no Diamondback Borrower, nor any ERISA Affiliate maintains, sponsors or contributes to or has any obligations with respect to a “defined benefit plan” (within the meaning of Section 3(35) of ERISA) or a “multiemployer pension plan” (within the meaning of Section 3(37)(A) of ERISA). Diamondback Borrowers have not engaged in any transaction in connection with which it could be subject to either a civil penalty assessed pursuant to the provisions of Section 502 of ERISA or a tax imposed under the provisions of Section 4975 of the Code which would be reasonably likely to result in a Material Adverse Effect either alone or in the aggregate.

(9)       Compliance. Each Diamondback Borrower and each Property (including, but not limited to the Improvements) and the use thereof comply in all material respects with all applicable Legal Requirements, including parking, building and zoning and land use laws, ordinances, regulations and codes of any Governmental Authority. No Diamondback Borrower is in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority, the violation of which might materially adversely affect the condition (financial or otherwise) or business of any Diamondback Borrower. No Diamondback Borrower has committed any act which may give any Governmental Authority the right to cause such Diamondback Borrower to forfeit the Property owned by such Diamondback Borrower or any part thereof or any monies paid in performance of such Diamondback Borrower’s Obligations under any of the Diamondback Loan Documents. Each Property is used exclusively for industrial use and other appurtenant and related uses. In the event that all or any part of the Improvements are destroyed or damaged, said Improvements can be legally reconstructed to their condition prior to such damage or destruction, and thereafter exist for the same use without violating any zoning or other ordinances applicable thereto and without the necessity of obtaining any variances or special permits. No legal proceedings are pending or, to Diamondback Borrowers’ knowledge, threatened with respect to the zoning of any Property. Neither the zoning nor any other right to construct, use or operate any Property is in any way dependent upon or related to any property other than such Property. All certifications, permits, licenses and approvals, including without limitation, certificates of occupancy and occupancy permits required of Diamondback Borrowers for the legal use, occupancy and operation of the Properties for their current uses (collectively, the “Licenses”), have been obtained and are in full force and effect. The use being made of each Property is in conformity with the certificate of occupancy issued for such Property and all other restrictions, covenants and conditions affecting such Property.

(10)       Financial Information. All financial data, including the statements of cash flow and income and operating expense, that have been delivered to Lender in connection with the Loan (i) are true, complete and correct in all material respects, (ii) accurately represent the financial condition of the Properties as of the date of such reports, and (iii) have been prepared in accordance with GAAP throughout the periods covered, except as disclosed therein. No Diamondback Borrower has any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to any Diamondback Borrower and reasonably likely to have any Material Adverse Effect, except as referred to or reflected in said financial statements. Since the date of the financial statements, there has been no material adverse change in the financial condition, operations or business of any Diamondback Borrower or any Property from that set forth in said financial statements.

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(11)       Easements; Utilities and Public Access. All easements, cross easements, licenses, air rights and rights-of-way or other similar property interests (collectively, “Easements”), if any, necessary for the full utilization of the Improvements for their intended purposes have been obtained, are described in the Title Insurance Policies and are in full force and effect without default thereunder. Each Property has rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service such Property for its intended uses. All public utilities necessary or convenient to the full use and enjoyment of each Property are located in the public right-of-way abutting such Property, and all such utilities are connected so as to serve such Property without passing over other property absent a valid irrevocable easement. All roads necessary for the use of each Property for its current purpose have been completed and dedicated to public use and accepted by all Governmental Authorities.

(12)       Assignment of Leases. The Assignments of Leases creates a valid assignments of, or valid security interests in, certain rights under the Leases, subject only to a license granted to Diamondback Borrowers to exercise certain rights and to perform certain obligations of the lessor under the Leases, including the right to operate the Properties. No Person other than Lender has any interest in or assignment of the Leases or any portion of the Rents due and payable or to become due and payable thereunder.

(13)       Insurance. Diamondback Borrowers have obtained and has delivered to Lender all insurance certificates, with all premiums prepaid thereunder, reflecting the insurance coverages, amounts and other requirements set forth in the applicable Diamondback Loan Agreement. No claims have been made with respect to the Properties under any of the Policies, and no Person, including Diamondback Borrowers, has done, by act or omission, anything which would impair the coverage of any of the Policies.

(14)       Flood Zone. With respect to each Property, no Improvements are located in an area identified by the Federal Emergency Management Agency as a special flood hazard area, or, if so located the flood insurance required pursuant to Article V hereof is in full force and effect with respect to such Property.

(15)       Physical Condition. To Diamondback Borrowers’ knowledge, except as may be expressly set forth in the Physical Conditions Reports, each Property, including all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all material respects; there exists no structural or other material defects or damages in any Property, whether latent or otherwise, and no Diamondback Borrower has received notice from any insurance company or bonding company of any defects or inadequacies in any Property, or any part thereof, which would materially adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or any termination or threatened termination of any policy of insurance or bond.

(16)       Boundaries. All of the Improvements which were included in determining the appraised value of each Property lie wholly within the boundaries and building restriction lines of such Property, and no improvements on adjoining properties encroach upon any Property, and no easements or other encumbrances affecting any Property encroach upon any of the Improvements, so as to affect the value or marketability of such Property, except those which are set forth on the Survey of such Property and insured against by the Title Insurance Policy for such Property.

(17)       Leases (and, with respect to the Diamondback Industrial Portfolio 2 Whole Loan, Nestle Ground Lease).

(a)       The rent rolls attached to the Diamondback Loan Agreement as Schedule I are true, complete and correct and no Property is subject to any Leases other than the Leases described in Schedule I. Diamondback Borrowers are the owners and lessors of landlord’s interest in the Leases. No Person has any possessory interest in any Property or right to occupy the same except under and pursuant to the provisions of the Leases. Except as set forth on the rent rolls attached to the Diamondback Loan Agreement as Schedule I or otherwise disclosed in any tenant estoppel certificates or statements of lease delivered to Lender: (i) the Leases are in full force and effect and there are no defaults thereunder by Diamondback Borrower, or, to

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Diamondback Borrowers’ knowledge, by the Tenants thereunder, beyond any applicable notice or cure period, and there are no conditions that, with the passage of time or the giving of notice, or both, would constitute defaults thereunder, (ii) the copies of the Leases delivered to Lender are true and complete, and, to Diamondback Borrowers’ knowledge, there are no oral agreements with respect thereto, (iii) no Rent (excluding security deposits) has been paid more than one (1) month in advance of its due date, (iv) except as provided on Exhibit C-2, all work to be performed by any Diamondback Borrower under any Lease has been performed as required and has been accepted by the applicable Tenant, (v) any payments, free rent, partial rent, rebate of rent or other payments, credits, allowances or abatements required to be given by any Diamondback Borrower to any Tenant has already been received by such Tenant, except as set forth on Exhibit C-2, (vi) the Tenants under the Leases have accepted possession of and are in occupancy of all of their respective demised Property and have commenced the payment of full, unabated rent under the Leases, except as set forth on Exhibit C-2, (vii) Diamondback Borrowers have delivered to Lender a true, correct and complete list of all security deposits made by Tenants at any Property which have not been applied (including accrued interest thereon, if any), all of which are held by Diamondback Borrowers in accordance with the terms of the applicable Lease and applicable Legal Requirements, (viii) each Tenant under a Major Lease is free from bankruptcy or reorganization proceedings, (ix) no Tenant under any Lease (or any sublease) is an Affiliate of any Diamondback Borrower, (x) the Tenants under the Leases are paying full, unabated rent except as set forth on Exhibit C-2, and no Tenant has requested to discontinue its business at its premises, (xi) there are no brokerage fees or commissions due and payable in connection with the leasing of space at any Property, and no such fees or commissions will become due and payable in the future in connection with the Leases, including by reason of any extension of such Lease or expansion of the space leased thereunder, (xii) except as set forth in the applicable Leases, no Tenant under any Lease has any right or option for additional space in the Improvements and (xiii) to Diamondback Borrowers’ knowledge, no Tenant has assigned its Lease or sublet all or any portion of the premises demised thereby, no such Tenant holds its leased premises under assignment or sublease (except, with respect to the Diamondback Industrial Portfolio 2 Whole Loan, with respect to the Tenants under the Nestle Lease and the Amazon Lease), nor does anyone except such Tenant and its employees occupy such leased premises. No Tenant under any Lease has a right or option pursuant to such Lease or otherwise to purchase all or any part of the leased premises or the building of which the leased premises are a part except as set forth on Exhibit C-2 or otherwise previously disclosed in writing to Lender. There has been no prior sale, transfer or assignment, hypothecation or pledge of any Lease or of the Rents received therein which is still in effect.

(b)       With respect to the Diamondback Industrial Portfolio 2 Whole Loan, all documents evidencing the entirety of the Nestle Ground Lease have been delivered to Lender. As of the date hereof, (a) there have been no amendments or modifications to the Nestle Ground Lease and (b) the Nestle Ground Lease is in full force and effect and there are no defaults on the part of any party thereunder. No Diamondback Borrower has commenced any action or given or received any notice for the purpose of terminating the Nestle Ground Lease

(18)       Tax Filings. To the extent required, each Diamondback Borrower has filed (or has obtained effective extensions for filing) all federal, state, commonwealth, district and local tax returns required to be filed and has paid or made adequate provision for the payment of all federal, state, commonwealth, district and local taxes, charges and assessments payable by such Diamondback Borrower. Each Diamondback Borrower’s tax returns (if any) properly reflect the income and taxes of such Diamondback Borrower for the periods covered thereby, subject only to reasonable adjustments required by the Internal Revenue Service or other applicable tax authority upon audit.

(19)       No Fraudulent Transfer. No Diamondback Borrower (i) has entered into the transaction or any Loan Document with the actual intent to hinder, delay, or defraud any creditor, and (ii) received reasonably equivalent value in exchange for its Obligations under the Diamondback Loan Documents. Giving effect to the Loan, the fair saleable value of each Diamondback Borrower’s assets exceeds and will,

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immediately following the making of the Loan, exceed such Diamondback Borrower’s total liabilities, including subordinated, unliquidated, disputed and contingent liabilities. The fair saleable value of each Diamondback Borrower’s assets is, and immediately following the making of the Loan, will be, greater than such Diamondback Borrower’s probable liabilities, including the maximum amount of its contingent liabilities on its debts as such debts become absolute and matured. Each Diamondback Borrower’s assets do not and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. No Diamondback Borrower intends to, and does not believe that it will, incur Indebtedness and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such Indebtedness and liabilities as they mature (taking into account the timing and amounts of cash to be received by such Diamondback Borrower and the amounts to be payable on or in respect of the obligations of such Diamondback Borrower). No petition in bankruptcy has been filed against any Diamondback Borrower or any constituent Person of any Diamondback Borrower that has a direct or indirect 10% or greater interest or Controlling interest in such Diamondback Borrower, and neither Diamondback Borrowers or any constituent Person of any Diamondback Borrower that has a direct or indirect 10% or greater interest or Controlling interest in any Diamondback Borrower has ever made an assignment for the benefit of creditors or taken advantage of any insolvency act for the benefit of debtors. No Diamondback Borrower or any constituent Person of any Diamondback Borrower that has a direct or indirect 10% or greater interest or Controlling interest in such Diamondback Borrower is contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of such Diamondback Borrower’s assets or properties, and no Diamondback Borrower has knowledge of any Person contemplating the filing of any such petition against it or such constituent Persons.

(20)       Federal Reserve Regulations. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements or by the terms and conditions of the Diamondback Loan Agreement or the other Diamondback Loan Documents.

(21)       Organizational Chart. The organizational chart attached as Schedule III, relating to Diamondback Borrowers and certain Affiliates and other parties, is true, complete and correct on and as of the date hereof. Except for parties identified on Schedule III, there are no other Persons who Control Diamondback Borrowers or have a ten percent (10%) or greater interest in Diamondback Borrowers on and as of the date hereof.

(22)       Organizational Status. Each Diamondback Borrower is a single member Delaware limited liability company and each Diamondback Borrower’s exact legal name and the jurisdiction in which Diamondback Borrower is organized are set forth on the organizational chart attached to the Diamondback Loan Agreement as Schedule III. With respect to the Diamondback Industrial Portfolio 1 Whole Loan, each related Diamondback Borrower’s Tax I.D. number is 30-1195814. With respect to the Diamondback Industrial Portfolio 2 Whole Loan, each related Diamondback Borrower’s Tax I.D. number is 37-1941379.

(23)       Bank Holding Company. No Diamondback Borrower is a “bank holding company” or a direct or indirect subsidiary of a “bank holding company” as defined in the Bank Holding Company Act of 1956, as amended, and Regulation Y thereunder of the Board of Governors of the Federal Reserve System.

(24)       No Casualty. No Improvements at any Property have suffered a material casualty or damage which has not been fully repaired and the cost thereof fully paid.

(25)       Purchase Options. Except as set forth on Exhibit C-2, no Property or any part thereof is subject to any purchase options, rights of first refusal, rights of first offer or other similar rights in favor of third parties.

(26)       FIRPTA. No Diamondback Borrower is a “foreign person” within the meaning of Sections 1445 or 7701 of the Code.

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(27)       Investment Company Act. No Diamondback Borrower is (i) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or (ii) subject to any other United States federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

(28)       Fiscal Year. Each fiscal year of each Diamondback Borrower commences on January 1.

(29)       Other Debt. There is no indebtedness with respect to any Property or any excess cash flow or any residual interest therein, whether secured or unsecured, other than Permitted Encumbrances and Permitted Indebtedness.

(30)       Contracts.

(a)       No Diamondback Borrower has entered into, and is not bound by, any Major Contract which continues in existence, except those previously disclosed in writing to Lender.

(b)       Each of the Major Contracts is in full force and effect, there are no monetary or other material defaults by any Diamondback Borrower thereunder and, to Diamondback Borrowers’ best knowledge, there are no monetary or other material defaults thereunder by any other party thereto. No Diamondback Borrower, Manager or any other Person acting on any Diamondback Borrower’s behalf has given or received any notice of default under any of the Major Contracts that remains uncured or in dispute.

(c)       Diamondback Borrowers have delivered true, correct and complete copies of the Major Contracts (including all amendments and supplements thereto) to Lender.

(d)       Except for the Manager under the Management Agreements, no Major Contract has as a party an Affiliate of any Diamondback Borrower. All fees and other compensation for services previously performed under the Management Agreements have been paid in full.

(31)       Full and Accurate Disclosure. No statement of fact made by Diamondback Borrowers in the applicable Diamondback Loan Agreement or in any of the other Diamondback Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained in the applicable Diamondback Loan Agreement or in any of the other Diamondback Loan Documents not misleading. There is no material fact presently known to Diamondback Borrowers related to any Diamondback Borrower, Guarantor (if applicable), any Property or Key Principal, including any Lease Sweep Lease or any Tenant under any Lease Sweep Lease which could reasonably be expected to have a Material Adverse Effect.

(32)       Other Obligations and Liabilities. No Diamondback Borrower has liabilities or other obligations that arose or accrued prior to the date hereof that, either individually or in the aggregate, could have a material adverse effect on such Diamondback Borrower, the Property owned by such Diamondback Borrower and/or such Diamondback Borrower’s ability to pay the Debt. No Diamondback Borrower has known contingent liabilities.

(33)       Intellectual Property/Websites. Other than as set forth on Schedule VI, no Diamondback Borrower or any Affiliate (i) has or holds any tradenames, trademarks, servicemarks, logos, copyrights, patents or other intellectual property (collectively, “Intellectual Property”) with respect to any Property or any use or operations thereof or (ii) is the registered holder of any website with respect to such Property (other than Tenant websites).

(34)       Operations Agreements. Each Operations Agreement is in full force and effect and no Diamondback Borrower or, to Diamondback Borrowers’ knowledge, any other party to any Operations Agreement, is in default thereunder, and to the best of Diamondback Borrowers’ knowledge, there are no conditions which, with the passage of time or the giving of notice, or both, would constitute a default thereunder. Except as described in the applicable Diamondback Loan Agreement, or as reflected in the Title Insurance Policy, the REA has not been modified, amended or supplemented.

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(35)       Illegal Activity. No portion of any Property has been or will be purchased with proceeds of any illegal activity and to the best of Diamondback Borrowers’ knowledge, there are no illegal commercial activities or commercial activities relating to controlled substances at any Property (including, without limitation, any growing, distributing and/or dispensing of marijuana for commercial purposes, medical or otherwise for so long as the foregoing is a violation of a Legal Requirement of any applicable Governmental Authority).

(36)       Trust Structure. The K Trust was formed in compliance with all applicable Korean law, including the Capital Market Act. All filings and registration statements required under applicable Korean law, including the Capital Market Act, have been filed. Under the terms of the applicable Trust Agreement and the Capital Market Act, the Tiger Alternative Investors Co., LTD. (“K Trust Asset Manager”) has sole control of the K Trust. K-Trust Trustee is the legal title holder of the assets of the K Trusts only and has no right to direct the management or control of the K Trust or their assets. Neither Tiger Asset Management Investment Advisory Co., LTD. nor Tiger Management Co. LTD., as the sole owners of K Trust Asset Manager, has any power to direct any decision made by K Trust Asset Manager related to the K Trust. Neither the Trust Shareholders (individually or together with other shareholders) nor K Trust Trustee have any consent rights with respect to any decision made by the K Trust Asset Manager. None of the Trust Shareholders (acting alone or with any other shareholder), K Trust Trustee or the sole owners of K Trust Asset Manager, has the right to remove K Trust Asset Manager as the asset manager of the K Trust.

(37)       FILOT Agreement (with respect to the Diamondback Industrial Portfolio 1 Whole Loan) or PILOT Agreement (with respect to the Diamondback Industrial Portfolio 2 Whole Loan).

With respect to the Diamondback Industrial Portfolio 1 Whole Loan, the related Diamondback Borrowers represent and warrant that:

(a)       FILOT Agreement is in full force and effect and neither West Columbia Borrower nor, to any Diamondback Borrower’s knowledge, any other party to such FILOT Agreement, is in default thereunder, and there are no conditions which, with the passage of time or the giving of notice, or both, would constitute a default thereunder. All representations and warranties of West Columbia Borrower contained in the FILOT Agreement are true and correct in all material respects. Except as described in the applicable Diamondback Loan Agreement, the FILOT Agreement has not been modified, amended or supplemented. Diamondback Borrowers acknowledge and confirm that, as of the Closing Date, West Columbia Borrower (or the predecessor owner of the West Columbia Property) and Amazon have fully satisfied the minimum investment requirements set forth in Section 5.4 of the FILOT Agreement.

(b)       The FILOT Agreement does not prohibit the interests of West Columbia Borrower in the West Columbia Property to be encumbered by the Mortgage or prohibit any other transaction contemplated by the Diamondback Loan Documents. West Columbia Borrower’s interest in the FILOT Agreement is assignable to Lender without the giving of notice or receiving of consent from any of the parties to the FILOT Agreement. The FILOT Agreement is further assignable by Lender, its successors and assigns.

With respect to the Diamondback Industrial Portfolio 2 Whole Loan, the related Diamondback Borrowers represent and warrant that:

(a)       PILOT Agreement is in full force and effect and neither Charleston Borrower nor, to any Diamondback Borrower’s knowledge, any other party to such PILOT Agreement, is in default thereunder, and there are no conditions which, with the passage of time or the giving of notice, or both, would constitute a default thereunder. All representations and warranties of Charleston Borrower contained in the PILOT Agreement are true and correct in all material respects. Except as described in the applicable Diamondback Loan Agreement, the PILOT Agreement has not been modified, amended or supplemented. Diamondback Borrowers acknowledge and confirm that, as of the Closing Date, Charleston Borrower (or the predecessor owner of the Charleston Property) and Amazon have fully satisfied the minimum investment requirements set forth in Section 2 of the PILOT Agreement.

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(b)       The PILOT Agreement does not prohibit the interests of Charleston Borrower in the Charleston Property to be encumbered by the Mortgage or prohibit any other transaction contemplated by the Diamondback Loan Documents. Charleston Borrower’s interest in the PILOT Agreement is assignable to Lender without the giving of notice or receiving of consent from any of the parties to the PILOT Agreement. The PILOT Agreement is further assignable by Lender, its successors and assigns.

(38)       IDB Lease. Solely with respect to the Diamondback Industrial Portfolio 2 Whole Loan, the related Diamondback Borrowers hereby represent and warrant to Lender the following with respect to the IDB Lease:

(a)       Recording; Modification. A memorandum of the IDB Lease has been duly recorded. The IDB Lease permits the interest of Charleston Borrower and the Board to be encumbered by a mortgage or the Board has approved and consented to the encumbrance of the leasehold estate in the Property by the Charleston Mortgage. There have not been amendments or modifications to the terms of the IDB Lease since the recordation of the memorandum thereof, with the exception of written instruments which have been recorded. Pursuant to Section 4.36(b) hereof, the IDB Lease may not be canceled or terminated without the simultaneous exercise of the IDB Purchase Option in accordance with the terms of the IDB Lease.

(b)       No Liens. Except for the Permitted Encumbrances, neither Charleston Borrower’s nor, to Diamondback Borrower’s knowledge, the Board’s interest in the IDB Lease is subject to any Liens or encumbrances superior to, or of equal priority with, the Charleston Mortgage. Such IDB Lease is, and shall remain, prior to any mortgage (other than the Charleston Mortgage) or Lien upon the Board’s related fee interest other than Permitted Encumbrances.

(c)       IDB Lease Assignable. Charleston Borrower’s interest in the IDB Lease is assignable to Lender upon notice to, but without the consent of, the IDB, as lessor under the IDB Lease (or, if any such consent is required, it has been obtained prior to the Closing Date). The IDB Lease is further assignable by Lender, its successors and assigns without the consent of the IDB, as lessor under the IDB Lease.

(d)       Default. As of the date hereof, the IDB Lease is in full force and effect and, to Diamondback Borrowers’ knowledge, no default has occurred under the IDB Lease and there is no existing condition which, but for the passage of time and/or the giving of notice, could result in a default under the terms of the IDB Lease. All rents, additional rents and other sums due and payable under the IDB Lease have been paid in full. Neither Charleston Borrower nor the IDB, as lessor under the IDB Lease has commenced any action or given or received any notice for the purpose of terminating the IDB Lease.

(e)       Notice. The Charleston Mortgage requires the IDB, as lessor under the IDB Lease, to give notice of any default by Charleston Borrower to Lender.

(f)       Insurance Proceeds. Under the terms of the IDB Lease, Charleston Borrower is entitled to receive any insurance and condemnation proceeds with respect to the Charleston Property that the IDB would otherwise be entitled to receive.

(g)       Subleasing. The IDB Lease does not require consent of the Board to any subleasing of the Charleston Property.

(h)       Term. The IDB Lease has a term which expires on December 31, 2021 but will be automatically extended for consecutive periods of thirty (30) days each unless the Charleston Borrower gives notice to the IDB of its intention to exercise the IDB Purchase Option.

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EXHIBIT C-2

EXCEPTIONS TO REPRESENTATIONS AND WARRANTIES OF THE DIAMONDBACK BORROWERS

Rep. No. on Exhibit C	Mortgage Loan	Description of Exception
(17) Leases; (25) Purchase Options	Diamondback Industrial Portfolio 1	Tenant Amazon (West Columbia, SC) has a purchase option under the Industrial Lease Agreement dated December 23, 2010, as set forth in Section 40 and Exhibit F thereto, which option is fully subordinate to the Mortgage and will not apply to any purchaser of the West Columbia Property in a foreclosure sale and the first transferee thereafter.
(17) Leases; Nestle Ground Lease; (25) Purchase Options	Diamondback Industrial Portfolio 2

Tenant Amazon (Charleston, TN) has a purchase option under the Amended and Restated Industrial Lease Agreement dated April 26, 2012 (effective as of December 15, 2010), as set forth in Section 40 and Exhibit F thereto, which option is fully subordinate to the Mortgage.

Further, tenant Home Depot (Winchester, VA) has a purchase option under the Lease Agreement (Home Depot Rapid Deployment Center) dated September 28, 2007, as set forth in Section 40 thereto, which option is fully subordinate to the Mortgage.

In addition, tenant Nestle (Philadelphia, PA) has a purchase option under the Agreement of Lease dated November 15, 1994, as set forth in Section 11.1, Section 13.1(i), Article XVII, and Section 21(e) thereto, which option is fully subordinate to the Mortgage.

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